Franklin Credit Management Corporation 10-12G
Exhibit 99.1

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF NEW JERSEY
Caption in compliance with D.N.J. LBR 9004-2(c)

McCARTER & ENGLISH, LLP
Lisa S. Bonsall
Scott H. Bernstein
Four Gateway Center
100 Mulberry Street
Newark, New Jersey 07102
Telephone: (973) 622-4444
Facsimile: (973) 624-7070

Proposed Counsel for Debtor and Debtor-in-Possession

-and-

APPEL & LUCAS, P.C.
Peter J. Lucas (to be admitted Pro Hac Vice)
1660 17th Street, Suite 200
Denver, Colorado 80202
Telephone: (303) 297-9800
Facsimile: (877) 495-9161

Counsel to Franklin Credit Management Corporation

In re: FRANKLIN CREDIT HOLDING CORPORATION, Debtor.	Chapter 11 Case No. 12-_____ (___)

DISCLOSURE STATEMENT SOLICITING ACCEPTANCES OF PREPACKAGED
PLAN OF REORGANIZATION OF FRANKLIN CREDIT HOLDING CORPORATION

THE SOLICITATION OF VOTES (THE “SOLICITATION”) IS BEING CONDUCTED TO OBTAIN ACCEPTANCES OF THE PREPACKAGED PLAN OF REORGANIZATION OF FRANKLIN CREDIT HOLDING CORPORATION UPON THE FILING OF A VOLUNTARY REORGANIZATION CASE UNDER CHAPTER 11 OF THE BANKRUPTCY CODE. THE DEBTOR HAS NOT COMMENCED A BANKRUPTCY CASE UNDER CHAPTER 11 OF THE BANKRUPTCY CODE AT THIS TIME. BECAUSE A CHAPTER 11 CASE HAS NOT YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. THE PLAN IS SUBJECT TO APPROVAL OF THE BANKRUPTCY COURT. FOLLOWING THE COMMENCEMENT OF ITS CHAPTER 11 CASE, THE DEBTOR EXPECTS TO PROMPTLY SEEK ORDERS OF THE BANKRUPTCY COURT (i) APPROVING THE DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION, (ii) APPROVING THE SOLICITATION OF VOTES AS BEING IN COMPLIANCE WITH SECTIONS 1125 AND 1126(b) OF THE BANKRUPTCY CODE, AND (iii) CONFIRMING THE PLAN.

THIS SOLICITATION IS BEING MADE ONLY TO HOLDERS OF CLASS 3(a) CLAIMS, CLASS 3(b) CLAIMS, AND CLASS 4 CLAIMS.

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M., PREVAILING NEW YORK CITY TIME ON JUNE 1, 2012, UNLESS EXTENDED BY THE DEBTOR IN A NOTICE PROVIDED TO ELIGIBLE VOTERS.

THE DATE OF THIS DISCLOSURE STATEMENT IS MAY 22, 2012.

i

DISCLAIMER

FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THIS DISCLOSURE STATEMENT, THE PLAN AND THE EXHIBITS HERETO AND THERETO IN THEIR ENTIRETY. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING.

HOLDERS OF CLAIMS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE, AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE CASTING A VOTE WITH RESPECT TO THE PLAN.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTIONS CONTEMPLATED HEREIN OR HAS DETERMINED IF THIS DISCLOSURE STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF THE DEBTOR SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS PROVIDED IN THIS DISCLOSURE STATEMENT SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES AND RISKS DESCRIBED HEREIN.

FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE BUT ARE SUBJECT TO A WIDE RANGE OF RISKS INCLUDING, BUT NOT LIMITED TO, THOSE RISKS DESCRIBED IN ARTICLE IX OF THIS DISCLOSURE STATEMENT AND EACH OF THE OTHER RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT. DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT. THE PLAN PROPONENTS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENT WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED HEREIN HAVE BEEN MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. HOLDERS OF CLAIMS AND INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER AT THE TIME OF SUCH REVIEW THAT THERE HAVE BEEN NO CHANGES IN THE FACTS SET FORTH HEREIN SINCE THE DATE HEREOF. MOREOVER, THERE MAY BE ERRORS IN THE STATEMENTS AND/OR FINANCIAL INFORMATION CONTAINED HEREIN AND/OR ASSUMPTIONS UNDERLYING SUCH STATEMENTS AND/OR FINANCIAL INFORMATION. THE PLAN PROPONENTS AND THEIR ADVISORS DISCLAIM ANY OBLIGATION TO UPDATE OR CORRECT SUCH FINANCIAL INFORMATION OR ASSUMPTIONS.

NO PARTY IS AUTHORIZED TO GIVE ANY INFORMATION WITH RESPECT TO THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. NO REPRESENTATIONS CONCERNING THE DEBTOR OR THE VALUE OF ITS PROPERTY HAVE BEEN AUTHORIZED BY THE PLAN PROPONENTS OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. ANY INFORMATION, REPRESENTATIONS OR INDUCEMENTS MADE TO OBTAIN AN ACCEPTANCE OF THE PLAN OTHER THAN, OR INCONSISTENT WITH, THE INFORMATION CONTAINED HEREIN AND IN THE PLAN, SHOULD NOT BE RELIED UPON BY ANY HOLDER OF A CLAIM OR AN INTEREST.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION OF THE PLAN. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THIS DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH HEREIN.

THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATING TO THE PLAN AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTOR BELIEVES THAT ALL SUCH SUMMARIES ARE FAIR AND ACCURATE AS OF THE DATE HEREOF, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF UNDERLYING DOCUMENTS AND TO THE EXTENT THAT THEY MAY CHANGE AS PERMITTED BY THE PLAN AND APPLICABLE LAW. THE DEBTOR’S MANAGEMENT HAS PROVIDED FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, EXCEPT WHERE SPECIFICALLY NOTED. THE PLAN PROPONENTS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

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E.	Risks of Successfully Creating Value for Holders of Allowed General Unsecured Claims	59

F.	Claim Estimates	59

G.	Forward Looking Statements in this Disclosure Statement May Prove to be Inaccurate	60

ARTICLE X	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN	60

ARTICLE XI	CONCLUSION AND RECOMMENDATION	61

TABLE OF EXHIBITS

Exhibit A	-	Prepackaged Plan of Reorganization of Franklin Credit Holding Corporation

ARTICLE I
PURPOSE AND FUNCTION OF THIS DISCLOSURE STATEMENT

Franklin Credit Holding Corporation (the “Debtor”), a Delaware corporation and the debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code as of the Petition Date, and Franklin Credit Management Corporation (“FCMC”) submit this disclosure statement (the “Disclosure Statement”) pursuant to section 1125 of the Bankruptcy Code, and rule 3017 of the Federal Rules of Bankruptcy Procedure, as now in effect or as hereafter amended (the “Bankruptcy Rules”) and ballots for use in the solicitation of votes in accordance with section 1126(b) of the Bankruptcy Code (the “Solicitation”) on the Prepackaged Plan of Reorganization of Franklin Credit Holding Corporation, dated May 22, 2012 (either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with the terms hereof, the Bankruptcy Code, the Bankruptcy Rules, or a Final Order, the “Plan”). The Plan is being proposed by the Debtor and, so long as the Classes of Secured Creditors and General Unsecured Creditors vote in favor of the Plan, it is anticipated to be filed with the United States Bankruptcy Court for the District of New Jersey. A copy of the Plan is annexed hereto as Exhibit A to this Disclosure Statement. Capitalized terms used in this Disclosure Statement and not otherwise defined herein shall have the respective meanings ascribed to them in the Plan.

The purpose of this Disclosure Statement is to assist each Holder of an Impaired Claim entitled to vote on the Plan in making an informed judgment regarding whether to vote to accept or reject the Plan. The purpose of the Plan is to effect a restructuring of the Debtor’s liabilities in a manner consistent with the Bankruptcy Code that will maximize recoveries by Creditors and Interest Holders.

This Disclosure Statement:

●	Projects the distributions of property under the Plan that each Class of Allowed Claims, Allowed Interests and Options is likely to receive (Article II, Overview of the Plan);

●	Describes the procedures for soliciting and casting votes on and confirming the Plan (Article III, Solicitation and Voting Procedures);

●	Describes the background and events leading to the Debtor’s decision to commence the Chapter 11 Case (Article IV, History and Corporate Structure of the Debtor);

●	Discusses the anticipated Chapter 11 Case (Article V, The Chapter 11 Case);

●	Summarizes the Plan and the Proposed Treatment of Claims, Interests and Options Under the Plan (Article VI, Summary of the Plan);

●	Describes how the Plan will be implemented (Article VI.C, Means for Implementing the Plan);

●
Discusses certain risk factors that may affect the feasibility of the Plan and the Debtor’s ability to make potential Distributions under the Plan (Article IX, Certain Risk Factors and Other Considerations)

●
Evaluates the effects on creditors of liquidation of the Debtor and its Estate under Chapter 7 of the Bankruptcy Code as an alternative to confirmation of the Plan, other alternatives, and dismissal of the Chapter 11 Case (Article X, Alternatives to Confirmation and Consummation of the Plan).

ARTICLE II
OVERVIEW OF THE PLAN

The Plan provides for:

●
The liquidation of substantially all of the Assets of the Debtor with the proceeds or the fair market value of such Assets being distributed in accordance with the Bankruptcy Code. The Debtor’s most valuable asset is its ownership of eighty percent of the stock in FCMC. The fair market value of FCMC will be distributed through the payment of $250,000 in cash on the Effective Date and an aggregate of $1,109,000 over a period of five years, evidenced by the Promissory Note guaranteed by Thomas J. Axon, the Chairman and President of the Debtor and FCMC, and the owner of 20% of the common shares of FCMC and 45.2% of the common shares of the Debtor. The payments will be made by FCMC, and will be the primary source of cash for distributions contemplated by the Plan. In exchange for the payment by FCMC, the Debtor’s interests in the stock of FCMC will be distributed, pro-rata, to the Holders of Allowed Interests;

●	Payment in full of all Allowed Priority Non-Tax Claims, if and to the extent that any such Claims exist;

●	Payment in full of all Unclassified Claims, if and to the extent that any such Claims exist;

●
That the legal, equitable and contractual rights of the Holders of the Allowed Secured Claims of the Legacy Lenders will be unaltered by the Plan and the Allowed Secured Claims of the Legacy Lenders will be Unimpaired;

●
The Holder of the Allowed Secured Claim of The Huntington National Bank will release the Debtor from any obligations that now exist in connection with the Allowed Secured Claim of The Huntington National Bank. All rights against the Debtor and the Debtor’s Assets, and all rights arising out of the Debtor’s default(s) under the Licensing Agreement will be deemed released and waived. The Holder of the Allowed Secured Claim of The Huntington National Bank will receive no Distributions from the Estate or the Debtor on account of its Class 3(a) Secured Claim;

●
The Holder of the Allowed Secured Claim of Huntington Finance LLC will release the Debtor from any obligations that now exist in connection with the Allowed Secured Claim of Huntington Finance LLC. All rights against the Debtor and the Debtor’s Assets, and all rights arising out of the Debtor’s default(s) under the Licensing Agreement will be deemed released and waived. The Holder of the Allowed Secured Claim of Huntington Finance LLC will receive no Distributions from the Estate or the Debtor on account of its Class 3(b) Secured Claim;

●
In full and complete satisfaction, settlement and release of, and exchange for, the Allowed General Unsecured Claims, each Holder of an Allowed General Unsecured Claim will receive, to the extent available, (a) his/her/its pro rata share of the proceeds of the liquidation of the remaining Assets of the Estate after the payment of the Creditors holding Allowed Claims with a higher priority of payment under the Plan and the Liquidation Costs, or (b) such other, less favorable treatment as may be agreed upon by the Holder of such an Allowed General Unsecured Claim and the Debtor or the Liquidation Manager, as applicable;

●
In full and complete satisfaction, settlement and release of, and exchange for, the Allowed Interests, on the Effective Date or as soon thereafter as reasonably practicable, each Person or Entity who held an Allowed Interest on the Distribution Record Date will receive his/her/its pro rata share of the Debtor’s interest in FCMC. Holders of Allowed Interests will not receive any additional Distribution and such Allowed Interests will be deemed extinguished, cancelled and of no further force or effect upon the Distribution of the Debtor’s interest in FCMC to the Holders of Allowed Interests; and

●	All Options will be deemed cancelled on the Effective Date and the Holders thereof will receive or retain no value under the Plan.

The following table briefly summarizes the treatment of Allowed Claims, Allowed Interests and Options. For a more detailed description of the terms and provisions of the Plan providing for the treatment of Allowed Claims, Allowed Interests, and Options, see Article VI.A below.

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified under the Plan. Similarly, Professional Fee Claims are not classified under the Plan. Article VI.A below describes the treatment of such Unclassified Claims.

Class	Treatment Under the Plan and Entitlement to Vote	Estimated Allowed Claims	Estimated Recovery
Class 1 Allowed Priority Non-Tax Claims
Unimpaired; Deemed to Accept; Not Entitled to Vote. Unless the Holder of an Allowed Priority Non-Tax Claim and the Liquidation Manager agree to a different treatment, each Holder of an Allowed Priority Non-Tax Claim will receive one of the following alternative treatments, at the sole election of the Liquidation Manager: (i) to the extent then due and owing on the Effective Date, such an Allowed Priority Non-Tax Claim will be paid in full, in Cash, by the Liquidation Manager; (ii) to the extent not due and owing on the Effective Date, such an Allowed Priority Non-Tax Claim will be paid in full, in Cash, by the Liquidation Manager when and as such Allowed Priority Non-Tax Claim becomes due and owing in the ordinary course of business in accordance with the terms thereof; or (iii) other treatment in any manner such that Priority Non-Tax Claims will not be impaired pursuant to section 1124 of the Bankruptcy Code.
		$0	100%
Class 2 Allowed Secured Claims of the Legacy Lenders	Unimpaired; Deemed to Accept; Not Entitled to Vote. The legal, equitable and contractual rights of the Holders of the Allowed Secured Claims of the Legacy Lenders are unaltered by the Plan.	$820,600,000 Non-Recourse Lien On the Pledged Assets	100%

Class	Treatment Under the Plan and Entitlement to Vote	Estimated Allowed Claims	Estimated Recovery
Class 3(a) Allowed Secured Claim of The Huntington National Bank	Impaired; Entitled to Vote. The Holder of the Allowed Secured Claim of The Huntington National Bank will release the Debtor from any obligations that now exist in connection with the Allowed Secured Claim of The Huntington National Bank. All rights against the Debtor and the Debtor’s Assets, and all rights arising out of the Debtor’s default(s) under the Licensing Agreement will be deemed released and waived. The Holder of the Allowed Secured Claim of The Huntington National Bank will receive no Distributions from the Estate or the Debtor on account of its Class 3(a) Secured Claim.	$4,700,000	0%
Class 3(b) Allowed Secured Claim of Huntington Finance LLC	Impaired; Entitled to Vote. The Holder of the Allowed Secured Claim of Huntington Finance LLC will release the Debtor from any obligations that now exist in connection with the Allowed Secured Claim of Huntington Finance LLC. All rights against the Debtor and the Debtor’s Assets, and all rights arising out of the Debtor’s default(s) under the Licensing Agreement will be deemed released and waived. The Holder of the Allowed Secured Claim of Huntington Finance LLC will receive no Distributions from the Estate or the Debtor on account of its Class 3(b) Secured Claim.	$4,700,000	0%

Class	Treatment Under the Plan and Entitlement to Vote	Estimated Allowed Claims	Estimated Recovery
Class 4 Allowed General Unsecured Claims
Impaired; Entitled to Vote. In full and complete satisfaction, settlement and release of, and exchange for, the Allowed General Unsecured Claims, each Holder of an Allowed General Unsecured Claim will receive, to the extent available, (a) his/her/its pro rata share of the proceeds of the liquidation of the remaining Assets of the Estate after the payment of the Creditors holding Allowed Claims with a higher priority of payment under the Plan and the Liquidation Costs, or (b) such other, less favorable treatment as may be agreed upon by the Holder of such an Allowed General Unsecured Claim and the Debtor or the Liquidation Manager, as applicable.
		$1,863,627	Less than 100%
Class 5 Allowed Interests
Impaired; Not Entitled to Vote. In full and complete satisfaction, settlement and release of, and exchange for, the Allowed Interests, on the Effective Date or as soon thereafter as reasonably practicable, each Person or Entity who held an Allowed Interest on the Distribution Record Date will receive his/her/its pro rata share of the Debtor’s interest in FCMC. Holders of Allowed Interests will not receive any additional Distribution and such Allowed Interests will be deemed extinguished, cancelled and of no further force or effect upon the Distribution of the Debtor’s interest in FCMC to the Holders of Allowed Interests.
		N/A	Less than 100%
Class 6 Options	Impaired; Not Entitled to Vote. The Holders of Options will not receive any Distributions on account of such Options. On the Effective Date, all Options will be deemed extinguished, cancelled and of no further force or effect.	N/A	0%

ARTICLE III
SOLICITATION AND VOTING PROCEDURES

A.	Chapter 11 Generally

Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to take certain actions to reorganize or liquidate itself for the benefit of its creditors, shareholders and other parties in interest. The confirmation and consummation of a plan is the objective of a case under Chapter 11 of the Bankruptcy Code. A plan sets forth the means for satisfying claims against, and interests in, a debtor, and is implemented only after it has been confirmed by the bankruptcy court. Confirmation of a plan by the bankruptcy court makes the plan binding upon the debtor, any and all proponents of the plan, any issuer of securities under the plan, any person acquiring property under the plan, any creditors or equity security holders of the debtor, and other parties in interest. Subject to certain limited exceptions, the confirmation order requires that any debt that arose before the date of confirmation of the plan is limited to the treatment under the plan in exchange for the consideration specified under the confirmed plan.

The Plan provides for specified Distributions to the various Holders of Claims (unclassified and classified), Interests, and Options, which are described in detail herein. The Debtor believes that the Plan provides consideration to all Holders of Claims (unclassified and classified), Interests, and Options that reflects an appropriate resolution of the Claims, Interests, and Options, taking into account the differing nature and priority of the Claims, Interests, and Options. In addition to the voting requirements discussed below, the Bankruptcy Court must find that various statutory tests are met before it may confirm the Plan. Many of these tests are designed to protect the interests of Holders of Claims or Interests who do not vote to accept the Plan, but who nevertheless will be bound by the provisions of the Plan if it is confirmed. For a more complete description of the requirements of such tests and how the Plan satisfies such tests, see Article VII of this Disclosure Statement.

B.	Notice to Holders of Claims, Interests and Options

This Disclosure Statement is being transmitted to Holders of certain Claims for the purpose of soliciting votes on the Plan and to others for informational purposes. For those Holders of Claims entitled to vote, the purpose of this Disclosure Statement is to provide adequate information to enable those Holders to make a reasonably informed decision with respect to the Plan prior to exercising their respective rights to vote to accept or reject the Plan.

IF CONFIRMED BY THE BANKRUPTCY COURT, THE PLAN WILL BIND ALL HOLDERS OF CLAIMS, INTERESTS AND OPTIONS, WHETHER OR NOT THEY ARE ENTITLED TO VOTE OR DID VOTE ON THE PLAN AND WHETHER OR NOT THEY RECEIVE ANY DISTRIBUTIONS OF PROPERTY UNDER THE PLAN. THUS, YOU ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT CAREFULLY. IN PARTICULAR, HOLDERS OF IMPAIRED CLAIMS WHO ARE ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ANY EXHIBITS THERETO, THE PLAN, AND ANY EXHIBITS TO THE PLAN CAREFULLY AND IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR TO REJECT THE PLAN.

CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT BY ITS NATURE IS FORWARD LOOKING OR CONTAINS OR MAY CONTAIN ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL FUTURE RESULTS.

Except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur after the date hereof and that may have a material impact on the information contained in this Disclosure Statement. Further, the Plan Proponents do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement shall not under any circumstances imply that the information herein is correct or complete as of any time after the date hereof.

C.	Solicitation of Acceptances of the Plan

Under the Plan, all Claims, Interests and Options that are required to be designated in Classes pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code have been placed in various Classes based on the nature and priority of the Claim, Interest, or Option. Each Class is either impaired or unimpaired under the Plan, as such terms are defined in section 1124 of the Bankruptcy Code. A Class of Claims or Interests that is Unimpaired is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, accordingly, is not entitled to vote on the Plan. Similarly, a Class of Claims, Interests or Options that does not receive or retain any property under the Plan is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, likewise, is not entitled to vote. Accordingly, acceptances of the Plan are being solicited only from Holders of Claims in Impaired Classes that are to receive distributions under the Plan. The only such Classes are Classes 3(a), 3(b), and 4. Holders of Claims in Classes 1 and 2 are Unimpaired under the Plan, and therefore conclusively are presumed to have accepted the Plan. Holders of Interests in Class 5 will receive distributions under the Plan, but are deemed to have rejected the Plan because their votes are not being solicited. Holders of Options in Class 6 will receive no distributions under the Plan and, therefore, are deemed to have rejected the Plan.

The Bankruptcy Code provides that a Class of Impaired Claims will have accepted the Plan if Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds (2/3) in amount of Allowed Claims actually voting in such Class have voted to accept the Plan and (b) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. Pursuant to section 1126(c) of the Bankruptcy Code, a vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such an acceptance or rejection of the Plan was not in good faith or was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. For a more complete description of the requirements of confirmation of the Plan, see Article VII of this Disclosure Statement.

If a Class of Claims entitled to vote on the Plan does not accept the Plan, the Plan Proponents reserve the right to amend the Plan or to request confirmation of the Plan (or both) pursuant to section 1129(b) of the Bankruptcy Code. Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding the rejection of the Plan by one or more Impaired Classes of Claims, Interests or Options. Under that section, a plan may be confirmed by a bankruptcy court if, among other things, the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each rejecting class. For a more complete description of the requirements of confirmation of a nonconsensual plan, see Article VII of this Disclosure Statement.

In the event that a Class of Claims entitled to vote does not vote to accept the Plan, the Plan Proponents’ determination as to whether to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code will be announced prior to the Confirmation Hearing.

D.	How to Vote and the Voting Deadline

BALLOTS FOR ACCEPTANCE OR REJECTION OF THE PLAN ARE BEING PROVIDED ONLY TO HOLDERS OF CLAIMS IN CLASSES 3(a), 3(b), AND 4 BECAUSE THEY ARE THE ONLY HOLDERS OF CLAIMS THAT ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.

If you are entitled to vote to accept or reject the Plan, enclosed is a ballot for acceptance or rejection of the Plan and a pre-addressed envelope for the return of the ballot. After carefully reviewing the Plan, this Disclosure Statement and the detailed voting instructions accompanying your ballot, you are asked to indicate your acceptance or rejection of the Plan by voting in favor or against the Plan on the accompanying ballot. You should complete and sign your original ballot and return it according to the instructions enclosed with the ballot. Copies of the ballots will not be accepted, nor will any other form of vote.

Each ballot reflects the Class of Claims it represents. Accordingly, in voting to accept or reject the Plan, you may use only the ballot(s) sent to you with this Disclosure Statement.

PLEASE READ AND CAREFULLY FOLLOW THE VOTING INSTRUCTIONS BEFORE COMPLETING YOUR BALLOT. IN ORDER FOR YOUR VOTE TO BE COUNTED, COMPLETE, SIGN AND DATE YOUR BALLOT AND RETURN IT TO McCARTER & ENGLISH, LLP (ATTN: LISA S. BONSALL, ESQ.) (THE “VOTING AGENT”) SO AS TO BE ACTUALLY RECEIVED BY JUNE 1, 2012 AT 5:00 P.M. PREVAILING NEW YORK CITY TIME (THE “VOTING DEADLINE”). BALLOTS MAY BE SUBMITTED AS FOLLOWS:

By hand delivery, mail or overnight courier:

McCarter& English, LLP
Attn: Lisa S. Bonsall, Esq.
Four Gateway Center
100 Mulberry Street
Newark, New Jersey 07012

BALLOTS THAT ARE RECEIVED BUT NOT SIGNED WILL NOT BE COUNTED. ANY BALLOT THAT IS PROPERLY EXECUTED BY THE HOLDER OF A CLAIM, BUT WHICH DOES NOT CLEARLY INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN OR WHICH INDICATES BOTH AN ACCEPTANCE OR REJECTION OF THE PLAN, WILL NOT BE COUNTED.

EACH HOLDER OF A CLAIM MUST VOTE ALL OF ITS CLAIMS WITHIN A PARTICULAR CLASS EITHER TO ACCEPT OR REJECT THE PLAN AND MAY NOT SPLIT ITS VOTES. BY SIGNING AND RETURNING EACH BALLOT, EACH HOLDER OF A CLAIM IN A VOTING CLASS WILL CERTIFY TO THE BANKRUPTCY COURT AND THE PLAN PROPONENTS THAT NO OTHER BALLOTS WITH RESPECT TO SUCH CLAIM HAVE BEEN CAST, AND ITS HAS FULL POWER AND AUTHORITY TO VOTE TO ACCEPT OR REJECT THE PLAN WITH RESPECT TO THE CLAIM BEING VOTED.

ALL BALLOTS ARE ACCOMPANIED BY RETURN ENVELOPES. IT IS IMPORTANT TO FOLLOW THE SPECIFIC INSTRUCTIONS PROVIDED ON EACH BALLOT. DO NOT RETURN ANY DEBT INSTRUMENTS OR OTHER EVIDENCE OF YOUR CLAIM WITH YOUR BALLOT.

E.	Voting Tabulation

To ensure that a vote is counted, the Holder of a Claim should: (a) complete a ballot; (b) indicate the Holder’s decision either to accept or reject the Plan in the boxes provided in the ballot; and (c) sign and timely return the Ballot to the address set forth on the enclosed prepaid envelope by the Voting Deadline.

The Ballot does not constitute, and will not be deemed to be, a Proof of Claim or an assertion or admission of a Claim. Only Holders of Claims in voting Classes will be entitled to vote with regard to their respective Claims.

Ballots received after the Voting Deadline may not be counted. The method of delivery of the Ballots to be sent to the Voting Agent is at the risk of each Holder of a Claim. A ballot will only be deemed delivered only when the Voting Agent actually receives the original executed ballot. Delivery of a ballot to the Voting Agent by facsimile, e-mail or any other electronic means will not be accepted. No ballot should be sent to the Plan Proponents. The Plan Proponents expressly reserve the right to amend from time to time the terms of the Plan (subject to compliance with section 1127 of the Bankruptcy Code and the terms of the Plan regarding amendments). The Bankruptcy Code requires the Debtor to disseminate additional solicitation materials if the Plan Proponents makes material changes to the term of the Plan. In that event, the period for solicitation of votes to accept the Plan will be extended to the extent directed by the Bankruptcy Court.

If multiple ballots are received from the same Holder with respect to the same Claim prior to the Voting Deadline, the last ballot timely received will be deemed to reflect the voter’s intent and will supersede and revoke any prior ballot. Holders must vote all of their Claims within a particular Class either to accept or reject the Plan and may not split their vote. Accordingly, a ballot that partially rejects and partially accepts the Plan will not be counted. Further, to the extent there are multiple Claims within the same Class, the Plan Proponents may, in their discretion, aggregate the Claims of any particular Holder within a Class for the purpose of counting votes.

In the event a designation of lack of good faith is requested by a party in interest under section 1126(e) of the Bankruptcy Code, the Bankruptcy Court will determine whether any vote to accept or reject the Plan cast with respect to that Claim will be counted for purposes of determining whether the Plan has been accepted and/or rejected.

Neither the Debtor nor any other person or entity will be under any duty to provide notification of defects or irregularities with respect to delivered ballots other than as provided in the report of the Voting Agent (the “Voting Report”) Filed by the Debtor, nor will any of them incur any liability for failure to provide such notification.

The Debtor will File with the Bankruptcy Court, on the Petition Date, or as soon as practicable thereafter, the Voting Report. The Voting Report will, among other things, delineate every ballot that does not conform to the voting instructions (each an “Irregular Ballot”) including, but not limited to, those Ballots that are late, illegible, unidentifiable, lacking signatures or lacking necessary information, received via facsimile or electronic mail or damaged. The voting report will also indicate the Debtor’s intentions with regard to such Irregular Ballots.

F.	Additional Information

If you have any additional questions about (a) the procedures for voting your Class 3(a) Claim, Class 3(b) Claim, or Class 4 Claim, (b) the package of materials that you have received, or (c) the amount of your Claim, or if you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents, please contact Scott H. Bernstein, Esq., of McCarter & English, LLP by phone (973) 639-2007, or by e-mail sbernstein@mccarter.com.

THE PLAN PROPONENTS BELIEVE THAT PROMPT CONFIRMATION AND IMPLEMENTATION OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTOR, ITS ESTATE AND ALL HOLDERS OF CLAIMS AND INTERESTS. THE PLAN PROPONENTS STRONGLY URGE CREDITORS TO VOTE TO ACCEPT THE PLAN.

ARTICLE IV
HISTORY AND CORPORATE STRUCTURE OF THE DEBTOR

A.	Overview of the Debtor1

The Debtor is a publicly held Delaware corporation, with common stock quoted on the OTC Bulletin Board under the ticker FCMC.OB. The Debtor was incorporated on July 30, 2008 as a holding company for an operating subsidiary in the business of acquiring and servicing residential mortgage loans and related assets, and other dormant and inactive subsidiaries holding residential mortgage loans and related assets. Following a corporate reorganization that took effect in December 2008 and a series of debt restructurings completed with The Huntington National Bank (the “Bank”) and other lenders, which are described in greater detail below, FCMC is the only active, operating subsidiary at this time. The business activities of the Debtor and its other subsidiary companies following the December 2008 holding company formation and corporate reorganization and 2009 debt restructuring (the “March 2009 Restructuring”) principally consisted of making payments on the Legacy Debt owed to the Bank and other Legacy Lenders in accordance with the Legacy Credit Agreement. The Debtor by itself has no facilities, leases, operations, customers, non-professional vendors or employees.

1
While the Plan Proponents believe that information set forth in this Article IV constitutes sufficient information about, inter alia, its corporate structure, operations, assets, debt and prior restructurings, additional information is available in the Debtor’s public filings with the Securities and Exchange Commission.  Copies of such public filings are available on the internet free of charge for viewing at http://www.franklincredit.com/investorRelations/index.cfm?fuseaction=main.

As further described below, the Debtor is a holding company, with its most valuable asset being its eighty percent (80%) equity interest in FCMC. The Debtor has two other wholly owned subsidiaries. The Debtor’s primary lender is the Bank. The Bank is the administrative agent under the Licensing Credit Agreement and the Legacy Credit Agreement. The Bank and the other lenders hold pledges of the Debtor’s equity interests in all of its direct and indirect subsidiaries, other than FCMC. The pledges secure non-recourse debt in the approximate amount of $820.6 million as of March 31, 2012, described in further detail below and referred to in the Debtor’s public filings as the “Legacy Debt.” In addition, the Debtor is a direct co-obligor with FCMC on up to $7.5 million of debt, secured by the same pledges described above and referred to as the “Licensing Debt,” which is governed by the Licensing Credit Agreement with the Bank and Huntington Finance LLC (collectively, the “Licensing Lenders”). Although there are no amounts due and owing under the Licensing Credit Agreement, $4.7 million in face amount of undrawn letters of credit have been issued by the Licensing Lenders to FCMC under the Licensing Credit Agreement. The Licensing Debt is also secured by $7.5 million of cash collateral of FCMC and other assets of FCMC.

As of December 31, 2011 the Debtor owned, through its direct subsidiaries, approximately 270 wholly-owned subsidiary corporations, formed prior to December 2007 at the request of the Legacy Lenders for the specific purpose of funding separate pools of loans purchased or originated by the Debtor and funded by the Legacy Lenders. The subsidiaries have an aggregate deficit net worth estimated to be approximately $847 million (assets of approximately $3 million and liabilities of approximately $850 million). The assets of those subsidiaries of the Debtor represent investments in residential mortgage assets pledged as collateral for the Legacy Debt. The Debtor and FCMC are not obligors on the Legacy Debt.

B.	FCMC

FCMC is a Delaware corporation incorporated on February 24, 1988. FCMC is a specialty consumer finance company primarily engaged in the servicing and resolution of performing, reperforming and nonperforming residential mortgage loans, including specialized loan collection and recovery servicing, and in the due diligence, analysis, pricing and acquisition of residential mortgage portfolios for third parties. FCMC is directly owned 80% by the Debtor and 20% by Thomas J. Axon, the Chairman and President of the Debtor and FCMC. FCMC operates primarily out of its leased premises in Jersey City, New Jersey, where it employs 101 people.

FCMC currently has positive net worth. It is a co-obligor with the Debtor on the Licensing Debt. The stock of FCMC was released from the pledge to the Legacy Lenders and the Licensing Lenders, and FCMC was relieved of the restrictive covenants in the September 2010 restructuring, although the Bank, in its capacity as administrative agent under the Legacy Credit Agreement, retains a 10% interest in such equity in connection with future monetizing transactions (less $4 million).

While FCMC currently has positive net worth, it relies to a significant extent on business from parties related to Thomas Axon, the Chairman and President of the Debtor and FCMC, and has not been competitive within its industry in acquiring additional loan servicing business from unrelated parties. Its revenues are declining and it is having difficulty attracting new business under the shadow of the Debtor’s family debt. FCMC had a loss before tax of approximately $1.3 million for the twelve months ended December 31, 2011, compared with income before tax of approximately $461,000 for the twelve months ended December 31, 2010. For the most recent quarterly period ended March 31, 2012, FCMC had a loss before taxes of approximately $850,000. FCMC’s revenues were derived principally from servicing the portfolio of loans and assets for the third party that purchased the loans in the July Loan Sale (defined below) and three entities related to the Chairman and President of the Debtor and FCMC, Mr. Axon (see below). FCMC’s current operations are described in further detail below.

C.	History of the Debtor and its Debt

Over the last several years, the Debtor and FCMC have been parties to multiple restructure agreements with their primary creditors arising in an effort to address the challenges resulting from the severe deterioration in the housing market and the nearly complete shutdown of the mortgage credit market for borrowers without excellent credit histories. A summary of the restructuring agreements is as follows:

1.           The 2008 Restructure. Prior to November 15, 2007, FCMC and its direct and indirect subsidiaries were primarily engaged in the acquisition and origination of whole loans to be held in portfolios for investment, and the servicing and resolution of those portfolios, which consisted of performing, reperforming and nonperforming residential mortgage loans and real estate owned (“REO”) properties, including subprime mortgage loans. On November 15, 2007, FCMC ceased to acquire and its then subsidiary, Tribeca Lending Corp. (‘Tribeca”), which is now a wholly owned subsidiary of the Debtor, ceased to originate, new loans. However, FCMC continued to service the existing portfolios and began to seek new business as a third party provider of servicing distressed residential mortgage loans and due diligence services. On December 28, 2007, FCMC and certain of its subsidiaries entered into a series of agreements with the Bank, pursuant to which the Bank restructured and agreed to forbear with respect to certain defaults relating to the indebtedness to the Bank. In December 2008, FCMC and its direct and indirect subsidiaries engaged in a series of out of court transactions (the “2008 Restructure”) in which a holding company form of organizational structure was adopted, with the Debtor created to serve as the new public-company parent. Under the 2008 Restructure, the Debtor became the successor issuer to FCMC, and FCMC ceased to have portfolios of loans and real estate properties, and became the loan servicing business subsidiary servicing the loans owned by subsidiaries of the Debtor. The Debtor became a guarantor for (which guarantee was released, cancelled and discharged in May 2011) and pledged its assets, including any equity interests in any of its direct and indirect subsidiaries (which pledge with respect to FCMC only was released in September 2010) as security for the indebtedness to the Bank.

2.           The March 2009 Restructure. Effective March 31, 2009, the Debtor and its direct and indirect subsidiaries, including FCMC (collectively, the “Franklin Entities”), entered into a series of agreements to restructure indebtedness with the Legacy Lenders (the “Restructuring Agreements”) pursuant to which (i) loans, pledges and guarantees with the Legacy Lenders were substantially restructured pursuant to an the Legacy Credit Agreement, (ii) substantially all of the Franklin Entities’ portfolio of residential mortgage loans and owned real estate was transferred to a trust of the Legacy Lenders (the “Asset Trust”) in exchange for trust certificates, (iii) trust certificates issued by the Asset Trust representing 83% of the assets were transferred into a newly created real estate investment trust wholly owned by the Bank (the “REIT”) in exchange for preferred securities in the REIT (the “REIT Securities”), (iii) FCMC and the Debtor entered into the Licensing Credit Agreement with the Licensing Lenders, and (iv) FCMC entered into a servicing agreement (the “Legacy Servicing Agreement”) with the Asset Trust to service the previously owned loans of the Franklin Entities transferred to the Asset Trust. Certain of the certificates of the Asset Trust and shares of the REIT Securities were pledged as substitute collateral. In exchange for various guaranties and pledges by Mr. Axon, the Chairman and President of the Debtor and FCMC, the Debtor transferred 10% of its ownership of FCMC to Mr. Axon.

The March 2009 Restructure did not include a certain portion of the Franklin Entities’ debt, which became due and payable in full as of September 30, 2011 from certain subsidiaries of the Debtor, and as of March 31, 2012 remains unpaid and totals approximately $38.2 million (the “Unrestructured Debt”). The Unrestructured Debt had been subject to a forbearance agreement, which expired on September 30, 2011 without further extension. The Debtor and FCMC are not obligors with respect to the Unrestructured Debt. The Bank has not exercised the rights and remedies available to it with respect to the Unrestructured Debt.

3.           The 2010 Restructure. During the third and fourth quarters of 2010, the Debtor and FCMC entered into a series of transactions with the Bank facilitating sales by the Asset Trust to third parties of substantially all of the loans underlying the trust certificates that had been issued by the Asset Trust. These transactions, which are summarized below, were effective in July, September, and December 2010, and are referred to as the “July 2010 Transaction,” the “September 2010 Transaction,” and the “December 2010 Transaction,” respectively.

a.           The July 2010 Transaction. On July 16, 2010, the Debtor and FCMC entered into a letter agreement (the “Letter Agreement”) with the Bank, the Asset Trust, and, for certain limited purposes, Mr. Axon. The Letter Agreement was entered into in connection with and in anticipation of the Asset Trust’s then-proposed sale (the “July Loan Sale”) to a third party of substantially all of the first-lien residential mortgage loans held by the Asset Trust and serviced by FCMC under its servicing agreement with the Asset Trust (the “Legacy Servicing Agreement”). In the July Loan Sale, approximately $626 million (unpaid principal balance) of first-lien residential mortgage loans, with an estimated fair value of substantially less, were sold by the Asset Trust.

The July Loan Sale to an unrelated third party closed on July 20, 2010 (the “July Loan Sale Closing Date”), effective July 1, 2010, and, on July 20, 2010, the July Loan Sale third-party purchaser (the “Purchaser”) entered into a loan servicing agreement with FCMC (the “Loan Sale Servicing Agreement”), pursuant to which FCMC has serviced approximately 75% of the first-lien residential mortgage loans sold in the July Loan Sale.

The Letter Agreement included terms amending, or committing the Bank, FCMC and the Debtor to amend certain terms of the March 2009 Restructure, including the existing relationships under the Legacy Servicing Agreement, the Legacy Credit Agreement, and the Licensing Credit Agreement, and commitments by FCMC to make certain payments to the Bank. Additionally, the Letter Agreement set forth certain mutual commitments of the parties with respect to consideration of a restructuring or spin-off of FCMC (a “Potential Restructuring”), as well as certain guaranties of Mr. Axon.

Under the terms of the Letter Agreement with the Bank: (i) FCMC made a $1 million payment to the Bank as reimbursement for certain expenses incurred by the Bank in connection with the July Loan Sale; (ii) FCMC released all claims under the Legacy Servicing Agreement with respect to the loans sold in the July Loan Sale; (iii) the Legacy Servicing Agreement was terminated as to the loans sold; and, (iv) FCMC and the Asset Trust entered into an amended and restated servicing agreement effective August 1, 2010, relating to the servicing of the loans not sold in the July Loan Sale.

On the July Loan Sale Closing Date, the Licensing Credit Agreement was amended. In accordance with the terms of the amendment: (i) FCMC used $1 million in unpledged cash to repay the amount outstanding under its revolving line of credit with the Bank, (ii) available credit under the revolving loan facility of the Licensing Credit Agreement was reduced from $2 million to $1 million, and (iii) cash collateral, which is required to secure the revolving loan and letter of credit facilities under the Licensing Credit Agreement, was reduced from $8.5 million to $7.5 million.

b.           The September 2010 Transaction. The Debtor and FCMC entered into a series of transactions with the Legacy Lenders on September 22, 2010. The September 2010 Transaction enabled FCMC to operate its servicing, collections and recovery business free of past pledges of its stock and free of significant restrictive covenants under the Legacy Credit Agreement.

The September 2010 Transaction, which occurred simultaneously with the sale of substantially all of the subordinate lien consumer loans owned by the Asset Trust (the “September Loan Sale”), resulted in a release of the Debtor’s pledge of FCMC stock to the Legacy Lenders and the Licensing Lenders, a significant revision to the Legacy Credit Agreement and, subject to the final approval of the Bank, the consent to proceed with a restructuring or spin-off of the ownership of FCMC. In the September Loan Sale, approximately $761 million (unpaid principal balance) of subordinate lien consumer loans, with an estimated fair value of substantially less, were sold by the Asset Trust.

In connection with the terms of the September 2010 Transaction, effective September 1, 2010, the Asset Trust sold substantially all of the subordinate lien consumer loans owned by the Asset Trust to Bosco Credit II, LLC (“Bosco II”), an entity formed and owned solely by the Chairman and President of the Debtor and FCMC, Mr. Axon. Under the terms and conditions of the September 2010 Transaction:

(1)
the Legacy Lenders agreed to release the Debtor’s pledge of 70% of the outstanding shares of FCMC as security for the Legacy Credit Agreement, in consideration of $4 million paid by FCMC to reduce the Legacy Debt;

(2)
the Legacy Lenders agreed to release their liens on real properties owned by FCMC that were previously pledged to the Legacy Lenders, in consideration of $1 million to be paid by FCMC on or before November 22, 2010, which was paid by FCMC prior to November 22, 2010;

(3)	the limited recourse guarantee of FCMC under the Legacy Credit Agreement was released by the Legacy Lenders;

(4)
all cross-default provisions under the Licensing Credit Agreement and Legacy Servicing Agreement of FCMC with the Asset Trust (for the remaining loans and real estate owned properties that continued to be held by the Asset Trust and serviced by FCMC) that could have triggered a default resulting from a default under the Legacy Credit Agreement were eliminated;

(5)
the Licensing Lenders extended the $6.5 million letter of credit and $1.0 million revolving credit facilities available under the Licensing Credit Agreement to September 30, 2011 (which has since been extended to September 30, 2012);

(6)	the Legacy Lenders consented to the future transfer, sale, restructuring or spin-off of the ownership of FCMC by the Debtor, subject to a review and final approval of the Bank; and

(7)
FCMC entered into a deferred payment agreement to pay the Legacy Lenders 10% of the cumulative proceeds, minus $4 million, from any qualifying transactions (including dividends or distributions other than in connection with the sale, restructuring or spinoff, subject to the prior approval of the Legacy Lenders, by the Debtor of its ownership interests in FCMC) that monetize FCMC’s value or significant assets prior to March 20, 2019.

In conjunction with the September 2010 Transaction agreements and in consideration for his guaranty, FCHC transferred to Mr. Axon an additional 10% of FCMC’s outstanding shares of common stock.

c.           The December 2010 Transaction. In December 2010 (the “December 2010 Transaction” and “December 2010 Loan Sale”), Bosco Credit III, LLC (“Bosco III”), which is owned 50% by Mr. Axon, purchased $174 million of principally charged-off first and subordinate lien loans sold by the Asset Trust, which were the remaining loans (other than real estate properties) held by the Asset Trust, and also purchased from the Bank a 50% participation interest in each of the commercial loans to certain direct and indirect subsidiaries of the Debtor, covering the Unrestructured Debt with the Bank. Bosco III entered into a servicing agreement with FCMC for the servicing and collection of the loans purchased from the Asset Trust.

4.             The 2011 Restructure, Legacy Credit Agreement and Licensing Credit Agreement. On May 23, 2011, the Company entered into a settlement agreement (the “Settlement Agreement”) with the Legacy Lenders covering the surrender and transfer of the REIT Securities held by the Franklin Entities (and pledged as collateral under the Legacy Credit Agreement), and the early termination of all remaining interest rate swaps, in exchange for:

●
a waiver of the alleged default under the Legacy Credit Agreement regarding the failure to make certain payments required under certain interest rate hedge agreements (the “Interest Rate Swaps”) with the Bank (the “Specified Default”);

●	a reduction of the outstanding indebtedness to the Legacy Lenders in the amount of $478 million;

●	full satisfaction of indebtedness relating to the Interest Rate Swaps totaling approximately $14.7 million;

●	an amendment to the Legacy Credit Agreement and the associated pledge agreement (as described below);

●	a release of the limited recourse guarantee of the Debtor under the Legacy Credit Agreement;

●	an amendment to the Licensing Credit Agreement (as described below); and,

●	a comprehensive release of claims by the Franklin Entities in favor of the Legacy Lenders.

Contemporaneously with the execution of the Settlement Agreement, the Franklin Entities entered into amendments to the agreements described below:

a.           Legacy Credit Agreement. The Legacy Credit Agreement, (which matured on March 31, 2012), was amended to (i) release the Debtor as a limited guarantor, (ii) waive the Specified Default, and (iii) permit the transfer to the Debtor of assets, amounting principally to approximately $370,000 in cash, from an inactive limited purpose wholly-owned subsidiary, and the subsequent dissolution of that subsidiary. The Legacy Lenders have not exercised the rights and remedies available to them with respect to the maturity of the Legacy Credit Agreement.

The pledge agreement between the Debtor and the Bank (in its capacity as administrative agent for the Legacy Lenders) dated March 31, 2009, as amended, which was entered into in connection with the Legacy Credit Agreement (the “Pledge Agreement”), was further amended to release the equity interest in the limited purpose wholly-owned subsidiary that had been pledged by the Debtor to the Bank in its capacity as administrative agent for the Legacy Lenders. The Debtor remains a pledgor under the Pledge Agreement. The Pledge Agreement includes the Debtor’s pledge of 100% of the equity interests in all direct and indirect subsidiaries of the Debtor other than FCMC. FCMC holds $7.5 million in an FCMC bank account, on which the Bank has a second priority lien under the Legacy Credit Agreement.

b.           Licensing Credit Agreement. The Licensing Credit Agreement, as amended, provides for a $1 million line of credit and $6.5 million letter of credit facility from the Licensing Lenders to FCMC and the Debtor. The Settlement Agreement extended the term of the Licensing Credit Agreement to September 30, 2012, and deleted the financial covenant that the Debtor and FCMC maintain a minimum amount of net income before taxes. The Licensing Lenders have a first priority lien on the $7.5 million held in an FCMC account with the Bank, which account is pledged in favor of the Licensing Lenders to secure the obligations under the Licensing Credit Agreement.

Confirmation of the Plan will (i) release the Debtor as a party to and any liability of the Debtor under the Licensing Credit Agreement, with the Debtor to have no further rights or obligations as a borrower thereunder, (ii) waive any and all defaults under the Licensing Credit Agreement relating to the Debtor or the Debtor filing for bankruptcy so that FCMC’s assets are protected, and (iii) effectuate an agreement not to initiate collection proceedings or exercise rights and remedies with respect to the cash collateral of $7.5 million pledged under the Legacy Credit Agreement and the Licensing Credit Agreement solely as a result of the Debtor’s defaults or actions.

D.	FCMC’s Current Operations

As of December 31, 2011, FCMC had four significant servicing contracts to service 1-4 family mortgage loans and owned real estate; three with related parties (Bosco Credit I, LLC (“Bosco I”); Bosco II; and Bosco III; (each, a “Bosco Entity”) and one with an unrelated party. Each Bosco Entity is controlled by Mr. Axon. At December 31, 2011, FCMC serviced and provided recovery collection services on a total population of approximately 30,800 loans. The servicing revenues earned from servicing Bosco Entities represented approximately 57% of the total servicing revenues earned during the twelve months ended December 31, 2011. Approximately 70% of the loans serviced by FCMC at December 31, 2011 were serviced for Bosco Entities.

As of March 31, 2012, FCMC had five servicing contracts with third parties to service 1-4 family mortgage loans and owned real estate property. Four of those servicing contracts are with related parties (Bosco I, Bosco II, including approximately 7,000 subordinate-lien residential mortgage loans purchased and serviced by Bosco II effective March 15, 2012, and Bosco III), and one with an unrelated third party. With respect to Bosco I, as Bosco I’s lending agreement expired on May 28, 2011, it is unclear whether the lenders will continue to permit FCMC to remain the servicer of the mortgage loans.

As of March 31, 2012, FCMC actively serviced and provided recovery collection services on a total population of approximately 38,000 loans. The servicing revenues earned from servicing the Bosco Entities represented approximately 60% and 58% of the total servicing revenues earned during the three months ended March 31, 2012 and 2011, respectively.

1.	Servicing Agreements with FCMC’s Chairman and President

As of March 31, 2012, FCMC’s servicing and collection business consisted of approximately 28,500 first and second-lien loans for Bosco Entities (approximately 75% of the loans serviced at March 31, 2012), which are related-party entities of FCMC: approximately 2,100 home equity loans for Bosco I; approximately 25,300 subordinate-lien loans for Bosco II; including approximately 7,100 subordinate-lien residential mortgage loans purchased by Bosco II and serviced by Bosco II effective March 15, 2012, approximately 500 actively serviced first and subordinate-lien loans that are in principally bankruptcy, foreclosure or charge-off statuses, and approximately 600 actively serviced loans (representing 100% of the loans securing the Unrestructured Debt of certain Franklin Entities (other than FCMC) in which Bosco III has a 50% participation interest as lender) for Bosco III; and, approximately seven (7) real estate owned properties serviced for Bosco Credit IV, LLC (“Bosco IV”).

Bosco I Servicing Agreement – On May 28, 2008, FCMC entered into a servicing agreement to service on a fee-paying basis for Bosco I approximately $245 million in residential home equity line of credit mortgage loans. Bosco I was organized by FCMC, and the holders of the membership interests in Bosco I include FCMC’s Chairman and President, Thomas J. Axon, and a related company of which Mr. Axon is the chairman of the board and three of FCMC’s directors serve as board members. The Bosco I lending agreement expired on May 28, 2011 without being renewed or extended. Although Bosco I is still the owner of the collateral and FCMC remains as the servicer of the mortgage loans, it is uncertain whether the lenders at some time in the future will foreclose on the collateral or continue in the foreseeable future to permit FCMC to remain the servicer of the mortgage loans. The Bosco I servicing agreement also expired on May 28, 2011.

Bosco II Servicing Agreement – On September 22, 2010, FCMC entered into a servicing agreement with Bosco II and a trust to service and collect loans purchased by Bosco II from an indirect subsidiary of the Asset Trust. 100% of the membership interests in Bosco II are held by Mr. Axon. The Bosco II servicing agreement governs the servicing of approximately 19,300 loans. The Bosco II servicing agreement may be terminated without cause and penalty upon thirty days’ prior written notice.

On February 8, 2012, FCMC, entered into a terms agreement (the “Terms Agreement”), effective April 1, 2012, with the trust for Bosco II to service an additional pool of approximately 7,000 subordinate-lien residential mortgage loans. The servicing of these loans may be terminated without cause and penalty upon thirty days’ prior written notice.

Bosco III Servicing Agreement and Participation Interest in Unrestructured Debt with the Bank – In January 2011, effective December 2010, FCMC entered into a servicing agreement with Bosco III to service and collect charged-off loans purchased by Bosco III from the Asset Trust (the remaining loans held by the Asset Trust) and purchased from the Bank a 50% participation interest in each of the commercial loans to certain subsidiaries of the Debtor (other than FCMC) covering that portion of the debt of such subsidiaries with the Bank (the “Unrestructured Debt”). 50% of the membership interests in Bosco III are held by Mr. Axon.

The Bosco III servicing agreement governs the servicing of approximately 4,300 of first and subordinate-lien loans that are in principally bankruptcy, foreclosure or charge-off statuses (including the loans securing the Unrestructured Debt), of which substantially fewer loans are actively serviced by FCMC. FCMC’s services may be terminated with respect to some or all of the assets without cause and without penalty on 30 days’ prior written notice.

Bosco IV Servicing Agreement – In May 2011, the Asset Trust sold thirteen (13) of its remaining REO properties to Bosco IV, a third-party entity controlled by Mr. Axon, and FCMC entered into a servicing agreement with Bosco IV to manage and sell the REO properties. FCMC’s services may be terminated with respect to some or all of the assets without cause and without penalty on 30 days’ prior written notice.

2.	Other servicing/ collection agreements with FCMC’s Chairman and President

FCMC entered into a collection services agreement, effective December 23, 2009, pursuant to which FCMC agreed to serve as collection agent in the customary manner in connection with approximately 4,000 seriously delinquent and generally unsecured loans, with an unpaid principal balance of approximately $56 million, which were acquired by two trusts set up by a fund in which Mr. Axon is a member, and contributed 50% of the purchase price and agreed to pay certain fund expenses.

On February 1, 2010, FCMC entered into a collection services agreement, pursuant to which FCMC agreed to serve as collection agent in the customary manner in connection with approximately 1,500 seriously delinquent and generally unsecured loans, with an unpaid principal balance of approximately $85 million, which were acquired through a trust set up by a fund in which Mr. Axon contributed 25% of the purchase price and is a member.

E.	Claims Against the Debtor

In addition to the claims of the secured creditor, the Bank, discussed in the preceding section, the claims asserted by the primary creditors of the Debtor are summarized as follows:

1.           Contingent and Unliquidated Tax Claims. The Plan contemplates a liquidation of the Debtor and its subsidiaries, other than FCMC. A consequence of a liquidation of the Debtor and its non-operating subsidiaries is that a significant excess loss account (“ELA”) liability, possibly as much as $600 million, could be deemed triggered into taxable income due to a Federal tax 362(e) election made by these subsidiaries in 2009, in which they gave up approximately $600 million of the tax basis of their assets in a 351 exchange with The Huntington National Bank. The consolidated group most likely would not have sufficient net operating losses to offset this potential taxable income, and, therefore, the Debtor’s consolidated group could have a substantial potential federal income tax liability. Based on advice from its accountants, the Debtor believes that the estimated potential tax liability of the Debtor’s consolidated tax group exceeds the value of the Debtor and the Debtor’s interest in FCMC.

In connection with the filing of its 2010 Federal income tax return, the Debtor determined, after consideration, that FCMC did not remain eligible to be included in its Federal income tax return. In September of 2010, a deferred payment agreement was entered into with the Bank, in its capacity as administrative agent under the Legacy Credit Agreement (the “Deferred Payment Agreement”). Pursuant to the Deferred Payment Agreement, FCMC paid the Bank, in its capacity as administrative agent under the Legacy Credit Agreement, $4 million in cash and agreed to further pay to the Bank, in its capacity as administrative agent under the Legacy Credit Agreement, 10% of any monetizing transactions of FCMC, less $4 million, from FCMC. Monetizing transactions include additional contributions to the capital of FCMC, the sale of the FCMC stock, dividends paid by FCMC, and liquidating distributions of FCMC (but not the sale, restructuring or spinoff, subject to the prior approval of the Bank in its capacity as administrative agent under the Legacy Credit Agreement, by the Debtor of its ownership interests in FCMC). The Deferred Payment Agreement is in effect until March 2019.

Based on FCMC’s business plan for the continuation and expansion of its servicing business, additional capital will be needed by FCMC in order to grow its business and to operate this business profitably and/or to monetize value for its shareholders. It is therefore highly likely that a capital transaction will take place with respect to FCMC within the term of the Deferred Payment Agreement and thus the Bank, in its capacity as administrative agent under the Legacy Credit Agreement, would be paid an amount(s) pursuant to the terms of the Deferred Payment Agreement.

Due to provisions of the Deferred Payment Agreement, it was determined that FCMC was no longer eligible to be included in the consolidated Federal income tax return of the Debtor. The Deferred Payment Agreement constructively gave the Bank a certain amount of value based on the value of the FCMC stock. Since the Debtor had owned 80% of the FCMC stock (which for Federal tax purposes would be reduced by 10% due to the entry into the Deferred Payment Agreement with the Bank) and Thomas Axon owns 20%, the Debtor concluded that FCMC failed the 80% value test of IRC 1504(a)(2)(B) and thus, could no longer file a consolidated Federal income tax return with the Debtor as of September 2010.

Accordingly, FCMC was included in the Debtor’s 2010 consolidated Federal income tax return as part of the Debtor’s consolidated group from January 1, 2010 through September 22, 2010, and then FCMC filed as a stand-alone Federal income tax entity for the period September 23, 2010 through December 31, 2010.

2.           Unsecured Claims. The Debtor has outstanding amounts due to FCMC aggregating approximately $1,772,000 at December 31, 2011 consisting of: $1,000,000 funded by FCMC for the Indemnification Trust on behalf of the Debtor; and, $772,000 for management and administrative services provided by FCMC to the Debtor and various invoices paid by FCMC for the Debtor that remain unpaid by the Debtor. In addition, the Debtor as of March 31, 2012 has an additional $47,627 payable to FCMC for various FCHC invoices paid by FCMC during the three months ended March 31, 2012, and an outstanding unpaid invoice in the amount of $44,000 due to the accounting firm Deloitte.

3.           Pending Pre-petition Litigation Claims. The Debtor is a defendant in several pending actions. The following is a summary of two of the significant actions pending against the Debtor.

a.           Linda Crawford v. Franklin Credit Holding Corporation, Franklin Credit Management Corporation, Tribeca Lending Corporation, and Bosco Credit III, LLC, Case No. 11-24179, United States Bankruptcy Court, Southern District of New York. Ms. Crawford filed a Chapter 7 adversary proceeding complaint on December 30, 2011 in the United States Bankruptcy Court, Southern District of New York, raising claims (under the Truth-in-Lending Act, Real Estate Settlement Practices Act, Racketeering Influenced and Corrupt Organizations Act, the Equal Credit Opportunity Act, provisions of New York General Business Law relating to Deceptive Business Practices and various violations of common law relating to fraud, negligent misrepresentation, and breach of contract, implied covenant of good faith and fair dealing) that have been adjudicated and decided against Crawford in state and federal court (and substantially identical to Crawford’s amended complaint filed in the federal district court for the Southern District of New York, which was dismissed on summary judgment). See Tribeca Lending Corp. v. Crawford, 79 A.D.3d 1018, 1020, 916 N.Y.S.2d 116, 118 (2nd Dept. 2010); Tribeca Lending Corp v. Crawford, 16 N.Y.3d 783, 919 N.Y.S.2d 507 (2011); Tribeca Lending Corp. v. Crawford et al., Decision and Order to Show Cause, Index No. 6779/05 (Sup. Ct. Rockland County, Aug. 17, 2011, Garvey, J.); Tribeca Lending Corp. v. Crawford et al., Decision and Order to Show Cause (Motion #8), Index No. 6779/05 (Sup. Ct. Rockland County, October 26, 2011, Garvey, J.); Tribeca Lending Corp. v. Crawford et al., Decision and Order on Motion, Index No. 6779/05 (2nd Dept., November 10, 2011); Linda Crawford v. Franklin Credit Management Corporation, Tribeca Lending Corporation, et al., 2011 U.S. Dist. LEXIS 31241 (S.D.N.Y. 2011); and In re Linda D. Williams, a/k/a Linda D. Crawford, Order Modifying the Automatic Stay, Case No. 11-24179 (Bankr. S.D.N.Y., January 9, 2012, J. Drain). The adversary proceeding complaint has not been served. On May 7, 2012, the interim Chapter 7 Trustee of Lina Crawford’s bankruptcy estate abandoned the estate’s interest in this litigation, pursuant to section 554 of the Bankruptcy Code, effectively determining that the prosecution of this litigation would be of inconsequential value and benefit to Linda Crawford’s bankruptcy estate and her creditors.

b.           Deutsche Bank National Trust Company, as Trustee for Tribeca Lending Trust Series I v. Dorothy J. Boykin v. MERS as nominee for Tribeca Lending Corporation; Franklin Credit Management Corporation; The Huntington National Bank, as Trustee for Franklin Mortgage Asset Trust 2009-A; Franklin Credit Holding Corporation; and Wells Fargo Bank N.A., as Certificate Trustee et al., Court of Common Pleas Philadelphia County, No. 090102917. On or about January 26, 2009, Plaintiff filed a mortgage foreclosure action against the Defendant, Dorothy J. Boykin. After almost three years of mandatory participation in Philadelphia’s Residential Mortgage Foreclosure Diversion Program, an Order was entered on September 9, 2011, allowing the case to proceed. On or about September 15, 2011, Boykin filed an Answer with Counterclaims against Deutsche Bank alleging violations of the Truth-in-Lending Act and Pennsylvania Unfair Trade Practices and Consumer Protection Law. On September 16, 2011, Boykin filed a Joinder Complaint alleging the same causes of action against the Third Party Defendants listed above; the Joinder Complaint was later amended on November 22, 2011.

F.	The Options

In 2010 and 2011, the Debtor issued Options to a number of then employees and certain non-employee members of the Debtor’s Board of Directors. The Options constitute contractual rights or options to acquire a certain number of shares of Interests at a fixed price. The Debtor believes that the Options have no economic value.

G.	Assets of the Debtor

As of March 31, 2012, the Debtor’s assets primarily consist of (i) the FCMC Stock, (ii) unrestricted cash and cash equivalents in the approximate amount of $55,000 and (iii) approximately 270 wholly-owned subsidiary corporations with a negative net worth of approximately $847 million (see Article IV.A hereof).

In addition, the Debtor has a right to the return of any funds remaining in the Indemnification Trust, created by the Indemnification Agreement, upon its termination on March 31, 2019. Pursuant to the Indemnification Agreement, upon the termination of the Indemnification Trust, whatever funds remaining after payment of the Indemnification Trust’s expenses and reserving sufficient funds to address any claims pending at the time of termination are to be refunded to the Debtor. However, pursuant to the terms of the Indemnification Agreement, the Debtor has an ongoing obligation to replenish the funds in the Indemnification Trust if and when they are exhausted. Since the Indemnification Trust was funded by FCMC, FCMC asserts an interest in, and claim to, the residual funds to be disbursed upon the termination of the Indemnification Trust.

ARTICLE V
THE CHAPTER 11 CASE

A.	Anticipated Timeline of the Chapter 11 Case

In a “prepackaged” chapter 11 case such as the Chapter 11 Case, agreement is reached between the debtor and one or more classes of its creditors on the terms of a restructuring before the bankruptcy filing occurs, and the bankruptcy case is used to implement the agreed-upon plan and to deal with any creditors and equity security interest holders with whom there is no agreement. The creditors’ votes to accept the plan are solicited before filing, and the plan confirmation process starts immediately upon the filing of the chapter 11 case. Because the terms of the reorganization have been pre-negotiated, prepackaged chapter 11 cases often take less time to complete than more conventional bankruptcy cases. Greater certainty of results and reduced costs are other benefits often associated with prepackaged bankruptcy cases.

The Plan Proponents anticipate that by conducting the acceptance solicitation in advance of commencing the Chapter 11 Case, the duration of the Chapter 11 Case will be significantly shortened, and the administration of the Chapter 11 Case, which otherwise could be lengthy, complex, and extremely expensive, will be greatly simplified and much less costly.

The Plan Proponents do not expect the Chapter 11 Case to be protracted, so long as members of Classes 3(a), 3(b), and 4 vote in favor of the Plan, and the Debtor intends to start the process of confirming the Plan on the first day of the Chapter 11 Case, by filing the Plan and this Disclosure Statement in the Bankruptcy Court. The Debtor anticipates that, as soon as practicable after the Petition Date, it will seek an order of the Bankruptcy Court scheduling hearings to consider (i) the adequacy of this Disclosure Statement and the Solicitation, and (ii) confirmation of the Plan. The Debtor anticipates that notice of these hearings will be mailed to all known Holders of Claims, Interests and Options at least twenty-eight (28) days before the date scheduled for such hearings.

B.	Anticipated Events During the Chapter 11 Case

The Debtor intends to commence solicitation of acceptances of the Plan. The period to solicit acceptances of the Plan is scheduled to expire on June 1, 2012 at 5:00 p.m. (Eastern Standard Time) but may be extended at the Debtor’s option. The Debtor intends to commence its Chapter 11 Case by filing a voluntary petition for relief under Chapter 11 on or before June 4, 2012 in the United States Bankruptcy Court for the District of New Jersey.

At the time of commencement of commencement of the Chapter 11 Case, all creditor actions and proceedings against the Debtor and all acts to obtain property of the Debtor will be stayed under section 362 of the Bankruptcy Code. The Debtor will continue to operate its business and manage its property as a debtor-in-possession under sections 1107(a) and 1108 of the Bankruptcy Code.

The Debtor intends to seek the Bankruptcy Court’s approval of its retention of certain professionals to represent it and assist it in connection with the Chapter 11 Case. These professionals were intimately involved with the negotiation and development of the Plan and the preparation of the anticipated Chapter 11 Case. These professionals include McCarter & English, LLP, as bankruptcy counsel for the Debtor, and SNR Denton, as special securities and corporate counsel for the Debtor.

C.	Confirmation of the Plan

Assuming the Bankruptcy Court approves the scheduling motion with respect to the Confirmation Hearing, the Debtor will seek to have the Confirmation Hearing occur within approximately forty-five (45) days after the Petition Date. The Debtor does not currently anticipate any significant objections to confirmation of the Plan. However, if significant objections were to be raised, the anticipated timing for the Confirmation Hearing could be delayed. There is no assurance that the Bankruptcy Court’s orders will allow the Chapter 11 Case to proceed as expeditiously as anticipated. The Debtor will seek approval of the Plan under the “cram down” provisions of section 1129(b) of the Bankruptcy Code with respect to Class 5 (Interests) and Class 6 (Options), which are deemed to reject the Plan.

ARTICLE VI
SUMMARY OF THE PLAN

THE FOLLOWING SUMMARY PROVIDES ONLY A GENERAL OVERVIEW OF THE PLAN, WHICH IS QUALIFIED IN ITS ENTIRETY BY THE PLAN AND ITS EXHIBITS, ALL OF WHICH ARE ANNEXED HERETO AS EXHIBIT A. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE PROVISIONS OF THE PLAN AND THE SUMMARY CONTAINED HEREIN, THE TERMS OF THE PLAN SHALL GOVERN.

A.	Classification and Treatment of Claims, Interests and Options

The categories of Claims, Interests and Options listed below classify Claims, Interests and Options that are required to be designated in Classes pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. Classification of Claims, Interests and Options in the Plan is for all purposes, including voting, confirmation and distribution pursuant to the Plan.

A Claim, an Interest or an Option will be deemed classified in a particular Class only to the extent that a Claim, an Interest or an Option qualifies within the description of that Class and will be deemed classified in a different Class only to the extent that any remainder of such a Claim or an Interest qualifies within the description of such different Class.

A Claim, an Interest or an Option is placed in a particular Class only to the extent that such a Claim or an Interest is Allowed in that Class and has not been paid, released or otherwise settled prior to the Effective Date. Notwithstanding any distribution provided for in the Plan, no distribution on account of any Claim, Interest or Option is required or permitted unless and until such a Claim, an Interest or an Option becomes an Allowed Claim, an Allowed Interest or an Allowed Option, as the case may be, if at all, until after the Effective Date.

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code have not been classified, and their treatment is set forth in Article IV of the Plan. The treatment of Administrative Claims and Priority Tax Claims is described below.

1.	Unclassified Claims – Administrative Claims and Priority Tax Claims

(a)	Administrative Claims

Administrative Claims are those claims asserted against the Debtor, including but not limited to claims asserted against the Debtor by governmental units, that constitute a cost or expense of administration of the Chapter 11 Case allowed under sections 503(b), 507(a)(2) or 507(b) of the Bankruptcy Code including without limitation (i) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of the Debtor; (ii) compensation for professional services and reimbursements of expenses under sections 328, 329, 330 or 331 of the Bankruptcy Code and other Professional Fees; and (iii) any fees or charges assessed against the Debtor under 28 U.S.C. §§ 1911 - 1930. The Bankruptcy Code does not require Administrative Claims to be classified under a plan. It does, however, require that Allowed Administrative Claims be paid in full in Cash in order for a plan to be confirmed, unless a Holder of an Allowed Administrative Claim consents to a different treatment.

Pursuant to the Plan, on the Effective Date, or as soon thereafter as is reasonably practicable, the Holder of each Allowed Administrative Claim will receive Cash in an amount equal to the unpaid portion of such an Allowed Claim, unless the Debtor or the Liquidation Manager, as the case may be, and the Holder of an Allowed Administrative Claim has agreed to other less favorable treatment of such an Allowed Administrative Claim; provided, however, that Allowed Administrative Claims for goods or non-professional services provided to the Debtor during the Chapter 11 Case in the ordinary course of the Debtor’s business will be paid or satisfied in accordance with the terms and conditions of the particular transactions and agreements relating thereto.

THE PLAN ESTABLISHES THE ADMINISTRATIVE CLAIMS BAR DATE AS THE DATE THAT IS FORTY-FIVE (45) DAYS AFTER THE EFFECTIVE DATE OF THE PLAN. ALL ADMINISTRATIVE CLAIMS ARISING ON OR BEFORE THE CONFIRMATION DATE AND NOT PAID IN THE ORDINARY COURSE SHALL BE FILED WITH THE BANKRUPTCY COURT AND SERVED IN ACCORDANCE WITH THE PLAN, THE BANKRUPTCY CODE AND THE BANKRUPTCY RULES OR BE FOREVER BARRED.

(b)	Professional Fee Claims

Professional Fee Clams are Administrative Claims asserted against the Debtor for allowance of compensation and reimbursement of expenses by (i) Professionals pursuant to sections 327, 328, 329, 330 or 331 of the Bankruptcy Code or (ii) any Person or Entity making a claim for compensation and reimbursement of expenses under section 503(b) of the Bankruptcy Code. All final applications for the allowance and payment of Professional Fee Claims for services rendered and expenses incurred in connection with the Chapter 11 Case through and including the Effective Date must be filed with the Bankruptcy Court no later than forty-five (45) days after the Effective Date. Without limiting the foregoing, the Liquidation Manager may pay the charges incurred by Debtor’s Advisors on or after the Effective Date for Professionals’ fees, disbursements, expenses, or related support services (including fees and expenses related to the preparation of the Debtor’s Advisors’ fee applications) without application to, or approval of, the Bankruptcy Court.

(c)	Priority Tax Claims

Priority Tax Claims are Claims asserted by governmental units entitled to priority under section 507(a)(8) of the Bankruptcy Code. The Bankruptcy Code does not require that Priority Tax Claims be classified under a plan, but requires that such Claims receive the treatment provided in section 1129(a)(9)(C) of the Bankruptcy Code unless the Holder of such Claim consents to a different treatment. Accordingly, the Plan provides that Priority Tax Claims will receive the treatment provided in section 1129(a)(9)(C) of the Bankruptcy Code unless the Holder of such Claim consents to a different treatment.

2.	Class 1 – Priority Non-Tax Claims

(a)           Classification: Class 1 consists of Allowed Priority Non-Tax Claims.

(b)           Treatment: The legal, equitable and contractual rights of Holders of Allowed Priority Non-Tax Claims are unaltered by the Plan. In full and complete satisfaction, settlement and release of, and exchange for, each Allowed Priority Non-Tax Claim, each Holder of an Allowed Priority Non-Tax Claim will receive one of the following treatments, at the sole election of the Liquidation Manager:

 (i)           to the extent then due and owing on the Effective Date, such an Allowed Priority Non-Tax Claim will be paid in full, in Cash, by the Liquidation Manager;

 (ii)           to the extent not due and owing on the Effective Date, such an Allowed Priority Non-Tax Claim will be paid in full, in Cash, by the Liquidation Manager when and as such am Allowed Priority Non-Tax Claim becomes due and owing in the ordinary course of business in accordance with the terms thereof;

 (iii)           such an Allowed Priority Non-Tax Claim will be otherwise treated in any manner such that Class 1 will not be Impaired; or

 (iv)           such other less favorable treatment as is agreed upon by the Liquidation Manager and the Holder of such an Allowed Priority Non-Tax Claim.

(c)           Voting: Class 1 is Unimpaired. The Holders of Allowed Priority Non-Tax Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

3.	Class 2 – Secured Claims of the Legacy Lenders

(a)           Classification: Class 2 consists of the Allowed Secured Claims of the Legacy Lenders.

(b)           Treatment: The legal, equitable and contractual rights of the Holders of Allowed Secured Claims of the Legacy Lenders are unaltered by the Plan. The Allowed Secured Claims of the Legacy Lenders are unimpaired within the meaning of section 1124 of the Bankruptcy Code.

(c)           Voting: Class 2 is Unimpaired. The Holders of the Allowed Secured Claims of the Legacy Lenders are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

4.	Class 3(a) – Secured Claim of The Huntington National Bank

(a)           Classification: Class 3(a) consists of the Allowed Secured Claim of The Huntington National Bank.

(b)           Treatment: The Holder of the Allowed Secured Claim of The Huntington National Bank will release the Debtor from any obligations that now exist in connection with the Allowed Secured Claim of The Huntington National Bank. All rights against the Debtor and the Debtor’s Assets, and all rights arising out of the Debtor’s default(s) under the Licensing Agreement will be deemed released and waived. The Holder of the Allowed Secured Claim of The Huntington National Bank will receive no Distributions from the Estate or the Debtor on account of its Class 3(a) Secured Claim.

(c)           Voting: Class 3(a) is Impaired. The Holder of Allowed Secured Claim of Huntington National Bank is entitled to vote to accept or reject the Plan.

5.	Class 3(b) – Secured Claim of Huntington Finance LLC

(a)           Classification: Class 3(b) consists of the Allowed Secured Claim of Huntington Finance LLC.

(b)           Treatment: The Holder of the Allowed Secured Claim of Huntington Finance LLC will release the Debtor from any obligations that now exist in connection with the Allowed Secured Claim of Huntington Finance LLC. All rights against the Debtor and the Debtor’s Assets, and all rights arising out of the Debtor’s default(s) under the Licensing Agreement will be deemed released and waived. The Holder of the Allowed Secured Claim of Huntington Finance LLC will receive no Distributions from the Estate or the Debtor on account of its Class 3(b) Secured Claim.

(c)           Voting: Class 3(b) is Impaired. The Holder of Allowed Secured Claim of Huntington Finance LLC is entitled to vote to accept or reject the Plan.

6.	Class 4 – General Unsecured Claims

(a)           Classification: Class 4 consists of the Allowed General Unsecured Claims.

(b)           Treatment: In full and complete satisfaction, settlement and release of, and exchange for, the Allowed General Unsecured Claims, each Holder of an Allowed General Unsecured Claim will receive, to the extent available, (a) his/her/its pro rata share of the proceeds of the liquidation of the remaining Assets of the Estate after the payment of the Creditors holding Allowed Claims with a higher priority of payment under the Plan and Liquidation Costs, or (b) such other, less favorable treatment as may be agreed upon by the Holder of such an Allowed General Unsecured Claim and the Debtor or the Liquidation Manager, as applicable.

(c)           Voting: Class 4 is Impaired. The Holders of Allowed General Unsecured Claims are entitled to vote to accept or reject the Plan.

7.	Class 5 – Interests

(a)           Classification: Class 5 consists of Allowed Interests.

(b)           Treatment: In full and complete satisfaction, settlement and release of, and exchange for, the Allowed Interests, on the Effective Date or as soon thereafter as reasonably practicable, each Person or Entity that held an Allowed Interest on the Distribution Record Date will receive his/her/its pro rata share of the Debtor’s interest in FCMC. Holders of Allowed Interests will not receive any additional Distribution and such Allowed Interests will be deemed extinguished, cancelled and of no further force or effect upon the Distribution of the Debtor’s interest in FCMC to the Holders of Allowed Interests.

(c)           Voting: Class 5 is Impaired. The Holders of Allowed Interests are conclusively presumed to have rejected the Plan and, therefore, are not entitled to vote to accept or reject the Plan.

8.	Class 6 – Options

(a)           Classification: Class 6 consists of Options.

(b)           Treatment: The Holders of Options will not receive any Distributions on account of such Options. On the Effective Date, all Options will be deemed extinguished, cancelled and of no further force or effect.

(c)           Voting: Class 6 is Impaired. Each Holder of an Option is deemed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

B.	Disputed Claims

No distribution or other payment or treatment will be made on account of a Disputed Claim, even if a portion of the Claim is not disputed, unless and until such Disputed Claim becomes an Allowed Claim and the amount and nature of such Allowed Claim is determined by a Final Order, by the Plan, by a stipulation between the Debtor and the Holder of the Claim that is executed prior to the Effective Date and that has been approved by the Bankruptcy Court, or by a stipulation between the Liquidation Manager and the Holder of the Claim that is executed after the Effective Date. No Distribution will be made on account of a Disallowed Claim at any time.

C.	Means for Implementation of the Plan

1.	The Transfer of the FCMC Stock

On the Effective Date, subject to the satisfaction or waiver of all conditions precedent to confirmation and the occurrence of the Effective Date set forth in Article VIII of the Plan, the FCMC Stock will be transferred, pursuant to sections 363(b) and (f), 1123(a)(5)(D), and 1146 of the Bankruptcy Code, to the Holders of Allowed Interests free and clear of all liens, claims, rights of third parties, interests and encumbrances. Simultaneously with the transfer of the FCMC Stock to the Holders of Allowed Interests, FCMC will deliver the FCMC Sale Payment to the Debtor and Axon will deliver the Guaranty to the Debtor. The Guaranty will be substantially in the form annexed to the Plan as Exhibit 5. The proceeds received by the Debtor from the FCMC Sale Payment will be used to pay the Liquidation Manager, Allowed Administrative Claims to the extent not otherwise paid, the Distributions to Holders of Allowed Claims and the additional costs of winding down the Debtor and the Estate.

2.	Continued Corporate Existence; Dissolution

Subject to approval of the Bankruptcy Court, the Debtor will select the Person or Entity that will serve as the Liquidation Manager. The identity of the Person or Entity that the Debtor proposes to serve as the Liquidation Manager will be Filed in a notice no less than ten (10) days prior to the Confirmation Hearing. On the Effective Date, the Liquidation Manager will be appointed and succeed to the Debtor’s authority and power. On and after the Effective Date, the Liquidation Manager will implement the terms of the Plan and liquidate the Assets of the Debtor. The Debtor will continue to exist after the Effective Date solely for the purposes of (i) satisfying its obligations under the Plan and (ii) winding down its affairs, including the liquidation of the Estate and the dissolution of the Debtor, in accordance with applicable law and pursuant to the Debtor’s applicable organizational documents.

The costs of maintaining the Debtor’s corporate existence, liquidating the Estate and dissolving the Debtor after the Effective Date, as provided herein, will be paid by the Estate. Any costs or obligations incurred by the Debtor after the Confirmation Date, including but not limited to any tax obligations that may arise from the investment of the FCMC Sale Payment and the Assets, will be paid from the FCMC Sale Payment and the Assets, and the Liquidation Manager will have no personal liability therefor.

The Debtor, subject to the management of the Liquidation Manager, will remain in existence until all value of the Estate is distributed in accordance with the terms of the Plan. Thereafter, and in accordance with Section 303 of the Delaware General Corporation Law, the Debtor anticipates filing a certificate of dissolution with the Secretary of the State of Delaware and, subject to section 103(d) of the Delaware General Corporation Law, such certificate will become effective upon filing, and the Debtor will be deemed dissolved under Delaware law without the necessity for any other or further actions to be taken by or on behalf of the Debtor, its directors or shareholders.

3.	Deregistration of the Interests of the Debtor and Restrictions on Transferability of FCMC Stock

On the Effective Date, the Debtor will file a Form 8-K with the Securities and Exchange Commission disclosing the occurrence of the Effective Date of the Plan, and the Liquidation Manager will take such other actions as are necessary to de-register the Interests that are cancelled pursuant to the Plan.

Any certificates representing the FCMC Stock issued to Interest Holders will contain restrictive legends that provide, among other things, that the FCMC Stock has not been registered under the Securities Act of 1933 or the securities laws of any state. Moreover, the governing documents of FCMC to the extent necessary will be amended to provide that by accepting the FCMC Stock, Interest Holders are deemed to have represented to FCMC that the FCMC Stock was acquired for investment purposes and not with a view to distribution or resale. While there will be no established market for the FCMC Stock, the FCMC Stock may be registered after the Effective Date, in which case all required public filings will promptly be filed.

4.	Retention of the Debtor’s Records

As soon as practicable after the Effective Date, and at the expense of the Estate, the Liquidation Manager will (a) provide for the retention and storage of the Debtor’s books, records and files until such time as the Liquidation Manager determines in good faith, after taking into account the applicable law governing the retention of such books, records and files and the Debtor’s needs, as the case may be, for such books, records and files in connection with the administration of the Debtor, that such retention is no longer necessary or required and (b) file a notice informing the Bankruptcy Court of the location at which such books, records and files are being stored.

5.	Operations of the Debtor

The Debtor will continue to operate as a debtor-in-possession during the period from the Confirmation Date through the Effective Date. After the Effective Date, the Debtor, subject to the oversight of the Liquidation Manager, will perform only the actions authorized in the Plan.

6.	Sources of Cash for Plan Distributions and to Pay Liquidation Costs; Post-Effective Date Reserves

Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary to fund the consummation of the Plan, including Distributions pursuant to the Plan and Liquidation Costs will be provided from the proceeds of the FCMC Sale Payment and any other Assets. On and after the Effective Date, the Liquidation Manager will establish and maintain appropriate Post-Effective Date Reserves to pay the Liquidation Costs.

7.	Corporation Action

On the Effective Date, all actions contemplated by the Plan will be deemed authorized and approved in all respects (subject to the provisions of the Plan and the Confirmation Order). All matters provided for in the Plan involving the corporate structure of the Debtor, and corporate action required by the Debtor in connection with the Plan and the Confirmation Order, will be deemed to have occurred and will be in effect, without any requirement of further action by Holders of Interests or the directors of the Debtor.

8.	Investments

On and after the Effective Date, all Cash held by the Liquidation Manager will be invested in FDIC insured checking accounts, saving deposit accounts or certificates of deposit.

9.	Liquidation Manager

The salient terms of the Liquidation Manager’s employment are set forth in the Liquidation Manager Agreement. The Liquidation Manager Agreement will be substantially in the form annexed as Exhibit 1 to the Plan. In general, the Liquidation Manager will act for the Claim Holders in a fiduciary capacity as applicable to a board of directors, subject to the provisions hereof. On and after the Effective Date, the duties and powers of the Liquidation Manager will include the following, but in all cases will be subject to and consistent with the terms hereof:

    (a)           to exercise all power and authority that may be or could have been exercised, commence all proceedings that may be or could have been commenced and take all actions that may be or could have been taken by any officer, director or shareholder of the Debtor with the like effect as if authorized, exercised and taken by unanimous action of such officers, directors and shareholders, as the Liquidation Manager deems appropriate;

    (b)           to maintain accounts, establish and maintain the Post-Effective Date Reserves, make Distributions, and take other actions consistent with the Plan and the implementation hereof;

    (c)           to collect and liquidate all Assets pursuant to the Plan and to administer the winding-down of the affairs of the Debtor;

    (d)           to object to the allowance of any Claims, including filing motions to estimate Claims pursuant to section 7.3 of the Plan, and to compromise or settle any Claims without supervision or approval of the Bankruptcy Court, and free of any restrictions of the Bankruptcy Code and the Bankruptcy Rules;

    (e)           to make decisions, without further Bankruptcy Court approval, regarding the retention or engagement of professionals, employees and consultants by the Liquidation Manager and to pay from Cash on hand, the fees and charges incurred by the Liquidation Manager on or after the Effective Date for such professionals, employees and consultants relating to the winding-down of the Debtor and implementation of the Plan without application to the Bankruptcy Court; provided, however, that if the Liquidation Manager and such professional, employee or consultant cannot agree on such fees and expenses, the Liquidation Manager will apply to the Bankruptcy Court for approval of such fees and expenses;

    (f)           if necessary or appropriate, to seek a determination of tax liability under section 505 of the Bankruptcy Code and to pay taxes, if any, related to the Debtor;

    (g)           to take all other actions not inconsistent with the provisions of the Plan which the Liquidation Manager deems reasonably necessary or desirable with respect to the administration of the Plan;

    (h)           to make all Distributions to Holders of Allowed Claims and Holders of Allowed Interests provided for or contemplated by the Plan; provided, however, that no Distributions will be made on any Claim not Allowed pursuant to a Final Order or the Plan until the expiration of the Claims Objection Deadline or the Administrative Claims Objection Deadline, as the case may be;

    (i)           to invest Cash in accordance with the terms of the Plan;

    (j)           to enter into any agreement or execute any document required by or consistent with the Plan and perform all of the Debtor’s obligations thereunder;

    (k)           to abandon in any commercially reasonable manner, including abandonment or donation to a charitable organization of the Liquidation Manager’s choice, any Assets that he concludes are of little or no benefit to the Estate;

    (l)           to preserve documents of the Debtor as necessary for the pursuit of Causes of Action and as necessary to wind-down the affairs of the Debtor, and to abandon and/or destroy documents upon a determination by the Liquidation Manager that the retention of the documents are no longer necessary or beneficial to the Estate;

    (m)           to prosecute and/or settle the Causes of Action and exercise, participate in or initiate any proceedings before the Bankruptcy Court or any other court of competent jurisdiction and participate as a party or otherwise in any administrative, arbitrative or other non-judicial proceeding and to litigate or settle such Causes of Action on behalf of the Debtor and pursue such actions to settlement or judgment;

    (n)           to purchase and maintain all insurance policies and pay all insurance premiums and costs that he deems to be necessary or advisable;

    (o)           to file voluntary petitions under any chapter of the Bankruptcy Code on behalf of the Debtor’s subsidiaries as he deems to be necessary or advisable;

    (p)           to implement and/or enforce all provisions of the Plan; and

    (q)           to collect and liquidate all Assets pursuant to the Plan, and subject to Bankruptcy Court approval to the extent required herein and/or in the Confirmation Order, and administer the winding-down of the affairs of the Debtor, including prosecuting the entry of a Final Decree in the Chapter 11 Case.

The Liquidation Manager will be the successor to the Debtor and the Estate for all purposes under sections 1123, 1129 and 1145 of the Bankruptcy Code and with respect to all Causes of Action and other litigation-related matters. The Liquidation Manager will succeed to the attorney-client privilege of the Debtor and the Estate with respect to all Causes of Action and other litigation-related matters, and the Liquidation Manager may waive the attorney-client privilege with respect any Causes of Action, litigation-related matters, or portion thereof, in the Liquidation Manager’s discretion. The Liquidation Manager may be substituted as the party litigant in all pending adversary proceedings and contested matters that involve the Debtor. The Liquidation Manager will not, however, have any personal liability for any of the obligations of the Debtor.

10.	Assumption and Rejection of Executory Contracts and Unexpired Leases

Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into in connection with the Plan, each of the prepetition executory contracts and unexpired leases, if any, to which the Debtor is a party, to the extent such contracts or leases are executory contracts or unexpired leases, will be rejected or assumed by the Debtor effective on and subject to the occurrence of the Effective Date.

For purposes of subsections (a) and (b) of section 365 of the Bankruptcy Code, the Plan will constitute a motion seeking rejection of all executory contracts and unexpired leases to which the Debtor is a party and which are not listed on Exhibit 2 to the Plan as contracts and unexpired leases which are specifically excepted from rejection. Entry of the Confirmation Order will, subject to and effective upon the occurrence of the Effective Date, constitute approval of the assumptions and/or rejections described in Article VI of the Plan pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code.

11.	Bar Date for Claims Based on Rejection of Executory Contracts and Unexpired Leases

Subject to and effective upon the occurrence of the Effective Date, if the rejection of an unexpired lease or executory contract by the Debtor, pursuant to the Plan, results in damages to the other party or parties to such lease or contract, a claim for such Rejection Damages will be forever barred and will not be enforceable against the Debtor or the Estate unless a Proof of Claim is Filed and served upon counsel to the Debtor within thirty (30) days of the date of the Debtor’s service of a notice of entry of the Confirmation Order on such party or parties (the “Rejection Claims Bar Date”). Unless otherwise ordered by the Bankruptcy Court, all Rejection Claims which are timely filed by the Rejection Claims Bar Date will constitute, and will be treated as, Allowed Class 4 General Unsecured Claims, but only to the extent that such Rejection Claims are Allowed Claims.

12.	Rejection of Indemnification Obligations

The obligations of the Debtor, if any, to indemnify any Person or Entity serving at any time on or prior to the Effective Date as one of its directors, officers or employees by reason of such Person’s or Entity’s service in such capacity, or as a director, officer, or employee of any other corporation or legal entity, to the extent provided in the Debtor’s constituent documents, by a written agreement with the Debtor (other than the Indemnification Agreement which is addressed by section 6.4 of the Plan) or the applicable law of the Debtor’s jurisdiction of incorporation or organization, will be deemed and treated as an executory contract that is rejected by the Debtor pursuant to the Plan and sections 365 and 1123(b)(2) of the Bankruptcy Code as of the Effective Date; provided, however, that such rejection will not impair any Person’s right to applicable insurance coverage or to make a claim pursuant to the Indemnification Agreement.

13.	Rejection of Debtor’s Obligations Under the Indemnification Agreement

Subject to and effective upon the occurrence of the Effective Date, the Debtor will reject the Indemnification Agreement pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code. As a result, the Debtor’s continuing obligations thereunder will cease as of the Effective Date. The rejection of the Indemnification Agreement under the Plan will not affect the funds currently held by the Wilmington Trust Company (in its capacity as Trustee under the Indemnification Agreement) or the obligations of the remaining parties to the Indemnification Agreement, which will continue until the expiration of the Indemnification Agreement by its terms.

D.	Provisions Regarding Distributions

1.	Manner of Payment Under the Plan

Distributions of Cash made pursuant to the Plan will be made, at the option and the sole discretion of the Liquidation Manager, by check drawn on, or by wire transfer from, a domestic bank selected by the Liquidation Manager.

2.	Objections to Claims

All objections to Claims will be filed by the Claims Objection Deadline or the Administrative Claims Objection Deadline, as the case may be, or will be forever barred.

3.	Estimation of Claims

The Debtor (prior to the Effective Date) or the Liquidation Manager (on and after the Effective Date) may, at any time, and from time to time, request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether an objection was previously filed with the Bankruptcy Court with respect to such Claim, or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to such objection. In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount will constitute either the Allowed Amount of such Claim or a maximum limitation on such Claim asserted by any Person or Entity, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtor (prior to the Effective Date) or the Liquidation Manager (on and after the Effective Date), may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. All of the objection, estimation, settlement and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code and subsequently compromised, objected to, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

The Holder of a Disputed Claim that is estimated by the Bankruptcy Court pursuant to section 7.3 of the Plan will not be entitled to any subsequent reconsideration or upward adjustment of the maximum allowable amount of such Claim as a result of any subsequent adjudication or an actual determination of the Allowed amount of such a Disputed Claim or otherwise, and the Holder of such a Claim will not have recourse to the Debtor, the Liquidation Manager, or any of the assets of the foregoing in the event the allowed amount of the Holder’s Claim is at any time later determined to exceed the estimated maximum allowable amount.

4.	Distribution On Account of Allowed Administrative Claims and Allowed Secured Claims

Except as provided in the Plan or as may be ordered by the Bankruptcy Court, the Liquidation Manager will make Distributions on account of Allowed Administrative Claims and Allowed Secured Claims as soon as practicable after the later of (i) the Effective Date with respect to such Claims that are Allowed Claims on the Effective Date, and (ii) the date upon which any such Claim becomes an Allowed Claim.

5.	Distributions on Account of Allowed General Unsecured Claims

The Liquidation Manager will not make Distributions on account of Allowed General Unsecured Claims until after all Allowed Administrative Claims, Allowed Priority Claims, Allowed Secured Claims and Liquidation Costs have been paid, unless the Liquidation Manager determines that an earlier Distribution is appropriate.

6.	Delivery of Distributions; Undeliverable, Unclaimed and Returned Distributions

In order to determine the actual names, addresses and tax identification numbers of the Claim Holders, the Liquidation Manager will be entitled to conclusively rely on the names, addresses and tax identification numbers set forth in the most recent Proof of Claim, request for Administrative Claim, pleading, notice of appearance, or written change of address Filed. If a Claim Holder has not Filed any of the foregoing documents, the Liquidation Manager will be entitled to rely on the names, addresses and tax identification numbers reflected in the applicable Schedules or, if more recent, contained in the Debtor’s records.

If any Distribution or payment to a Holder of an Allowed Claim is returned to the Debtor or the Liquidation Manager as undeliverable, no further Distributions or payments will be made to such Holder, and such Holder will not be entitled to any further Distributions or payments, unless and until the Liquidation Manager is notified in writing of such Holder’s then current address. If any check issued to a Claim Holder in respect of a Distribution remains outstanding for more than ninety (90) days following the date of mailing of such check, no further Distributions or payments will be made to such Claim Holder, the check will be voided by the Debtor or the Liquidation Manager, as applicable, and such Claim Holder will not be entitled to any further Distributions or payments. Nothing contained in the Liquidation Management Agreement or the Plan will require the Debtor, the Liquidation Manager or any of their respective agents, employees, attorneys or professionals to attempt to locate any Claim Holder.

Notwithstanding anything in the Plan to the contrary, any beneficiary of an undeliverable Distribution who does not assert an entitlement to such Distribution before ninety (90) days after the later of (i) the Effective Date, and (ii) the date of the mailing of the undeliverable Distribution will (a) forfeit its undeliverable Distribution, (b) have its remaining unpaid Claim disallowed and released, and (c) be forever barred from asserting such Claim against the Debtor, the Estate, the Liquidation Manager and each of their respective professionals, representatives, agents and employees.

7.	Timing of Distributions

Any payment or Distribution described as being made on the Effective Date will be made on the Effective Date or as soon thereafter as practical.

8.	De Minimis Distribution Provisions

Notwithstanding anything to the contrary contained in the Plan, the Liquidation Manager will not be required to distribute, and will not distribute, Cash to the Holder of an Allowed Claim if the amount of Cash to be distributed on account of such Claim is less than $50.00. Any Holder of an Allowed Claim on account of which the amount of Cash to be distributed is less than $50.00 will have such Claim disallowed and released and will be forever barred from asserting any such Claim against the Debtor, the Estate, the Liquidation Manager and any of their respective property.

9.	Effect of Distribution Record Date for Interest Holders

At the close of business on the Distribution Record Date, the transfer register for any Interests will be closed for the purpose of Distribution, and there will be no further changes in the record holders or Beneficial Holders of any Interests. Neither the Debtor nor the Liquidation Manager will have any duty to recognize the transfer of, or the sale of any interest in, any Interest occurring after the close of business on the Distribution Record Date and they will be entitled for all purposes relating to the Plan to recognize, distribute to and deal with only those Interest Holders stated on the transfer books and records maintained by the record holders as of the close of business on the Distribution Record Date.

10.	Prosecution of Objections to Claims

After the Effective Date, the Liquidation Manager will have the exclusive authority to File, settle, compromise, withdraw or litigate to judgment objections to any Claims, and may settle or compromise any Disputed Claim without the approval of the Bankruptcy Court. All Disputed Claims will be determined, resolved or adjudicated in the manner in which such Claims would have been determined, resolved or adjudicated if the Chapter 11 Case had not been commenced, unless the Liquidation Manager chooses to determine, resolve or adjudicate in the Bankruptcy Court any Disputed Claims arising in the Chapter 11 Case.

11.	Bar Date for Objections to Claims

Unless a different time is set by a Final Order of the Bankruptcy Court, all objections to Claims must be Filed by the Claims Objection Deadline or the Administrative Claims Objection Deadline, as the case may be; provided, however, that no such objections may be Filed against any Claim after the Bankruptcy Court has determined that such a Claim is an Allowed Claim unless the order which allows such Claim(s) is vacated, modified or reversed, on appeal or otherwise, or reserves the right to assert subsequent objections. The failure by any party in interest, including the Debtor, to object to any Claim prior to the commencement of the Confirmation Hearing will not be deemed a waiver of the right of any such party’s right to object thereafter to such Claim, in whole or in part, or to thereafter seek estimation of such Claim for any purpose.

12.	Claims Filed After the Confirmation Date

Any Claim Filed after the Confirmation Date, other than Claims for Professional Fees, Administrative Claims, Claims Filed in response to amendments to the Schedules that were not required to be Filed prior to the Confirmation Date, or Rejection Claims that were not required to be Filed prior to the Confirmation Date, will be deemed disallowed and expunged without any action on the part of the Liquidation Manager, unless the post-Confirmation Date filing of such Claim has been authorized by a Final Order and the filing of such Claim is in compliance with such order. In the event of a post-Confirmation Date filing that is duly authorized and timely, the Liquidation Manager will have until (a) the date set forth in a Final Order for objecting to such Claim, (b) the later of one hundred and eighty (180) days following the Effective Date or forty-five (45) days following the date on which the Claim was Filed, or (c) such later date to object to such Claim as may be requested for cause shown and authorized by a Final Order.

13.	Amendment to Claims After the Confirmation Date

After the Confirmation Date, a Claim may not be amended without the authorization of the Bankruptcy Court. Even with such authorization from the Bankruptcy Court, a Claim may be amended by the Holder of such Claim solely to decrease, but not to increase, the amount or priority of such Claim. Unless otherwise provided herein, any amended Claim that is Filed after the Confirmation Date that does not comply with the terms herein will be deemed disallowed and expunged without any action on the part of the Liquidation Manager.

14.	Direction to Parties

From and after the Confirmation Date, the Debtor or the Liquidation Manager, as applicable, may apply to the Bankruptcy Court for an order directing any necessary party to execute or deliver, or to join in the execution or delivery, of any instrument required to effect a transfer of property required under the Plan, and to perform any other act, including the satisfaction of any Lien, that is necessary for the consummation of the Plan, pursuant to section 1142(b) of the Bankruptcy Code.

15.	Setoffs and Recoupments

The Debtor or the Liquidation Manager, as applicable, may to the extent permitted under applicable law, setoff or recoup against any Allowed Claim and the Distribution on account of such Allowed Claim (before any Distribution is made on account of such Claim), the claims, rights and Causes of Action of any nature that the Debtor or the Liquidation Manager may hold against the Holder of such Allowed Claim; provided however, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or a release by the Debtor or the Liquidation Manager of any such claims, rights and Causes of Action that the Debtor or the Liquidation Manager may possess against such Holder.

16.	No Recourse

No Holder of any Disputed Claim that becomes an Allowed Claim in any applicable Class will have recourse against the Liquidation Manager, the Debtor, the Estate or any other Holder of an Allowed Claim or any of their respective professionals, consultants, agents, advisors, officers, directors or members or their successors or assigns, or any of their respective property, if the Cash allocated to such Class and not previously distributed is insufficient to provide a Distribution to such Holder in the same proportion to that received by other Holders of Allowed Claims in such Class. However, nothing in the Plan will modify any right of a Holder of a Claim under section 502(j) of the Bankruptcy Code.

17.	No Distribution in Excess of the Allowed Amount of a Claim

Notwithstanding anything to the contrary herein, no Holder of an Allowed Claim will receive in respect of any such Claim any Distribution in excess of the Allowed amount of such Claim.

E.	Miscellaneous Provisions

1.	Full Satisfaction, Settlement and Release

The Distributions and other treatments afforded to Holders of Allowed Claims, Allowed Interests, and Options under Article III and Article IV of the Plan will be in full and complete satisfaction, settlement and release of, and in exchange for, such Allowed Claims, Allowed Interests, and Options; provided, however, that nothing therein will constitute a release by the Holders of Allowed Claims, Allowed Interests and Options of any Claims that they may have against Persons and Entities as co-obligors on the Debtor’s debts.

2.	Miscellaneous

Notwithstanding any other provision of the Plan, the Face Amount of any Allowed Claim will be reduced by the amount, if any, that was paid by the Debtor to the Holder of such Claim prior to the Effective Date, including pursuant to a Final Order entered by the Bankruptcy Court. Nothing in the Plan will preclude the Liquidation Manager from paying Claims that the Debtor was authorized to pay pursuant to any Final Order entered by the Bankruptcy Court prior to the Effective Date.

Except as otherwise provided in the Plan, the Confirmation Order, any other Final Order of the Bankruptcy Court, or any document or agreement entered into and enforceable pursuant to the terms of the Plan, nothing will affect the Debtor’s or the Liquidation Manager’s Causes of Action, rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including but not limited to all rights with respect to legal and equitable defenses to, and setoffs and recoupments against Unimpaired Claims and all Causes of Action for the affirmative relief against the Holders thereof.

3.	Elimination of Classes

Any Class of Claims that is not occupied as of the date of commencement of the Confirmation Hearing by an Allowed Claim, or a Claim temporarily Allowed under Bankruptcy Rule 3018, will be deemed deleted from the Plan for the purposes of (i) voting on the acceptance or rejection of the Plan and (ii) determining acceptance or rejection of the Plan by such Class under section 1129(a)(8) of the Bankruptcy Code.

4.	Confirmation by Cramdown

If any Impaired Class of Claims that is entitled to vote will not accept the Plan, the Debtor may seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code or seek to amend or modify the Plan in accordance with section 12.6 of the Plan. With respect to the Impaired Classes of Allowed Interests and Options that are deemed to reject the Plan, the Debtor will request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code.

5.	Revocation and Withdrawal of the Plan

The Plan Proponents reserve the right to revoke or withdraw the Plan at any time before entry of the Confirmation Order. If the Plan Proponents revoke or withdraw the Plan prior to the Confirmation Hearing, or if the Confirmation Date or the Effective Date does not occur, then the Plan will be deemed to be null and void as to the Estate. In such event, nothing contained in the Plan, this Disclosure Statement or in any document relating to the Plan will be deemed to constitute an admission of validity, waiver or release of any Claims by or against the Plan Proponents or any Person or any Entity or to prejudice in any manner the rights of the Plan Proponents or any Person or any Entity in any proceeding involving the Plan Proponents.

6.	Governing Law

Except to the extent the Bankruptcy Code or the Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan will be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey, notwithstanding any conflicts of law principles, rules or laws to the contrary.

7.	Successors and Assigns

The rights, benefits and obligations of any Person or Entity named or referred to in the Plan will be binding upon, and will inure to the benefit of, the heir, executor, administrator, successor or assign of such Person or Entity.

8.	Payment of Statutory Fees

On the Effective Date, and thereafter, as may be required until the entry of a Final Decree, the Debtor or the Liquidation Manager, as the case may be, will pay all fees payable pursuant to section 1930 of Title 28 of the United States Code and section 3717 of Title 31 of the United States Code. In addition, the Liquidation Manager will file post-confirmation quarterly reports in conformity with the U.S. Trustee guidelines until the entry of a Final Decree.

9.	Substantial Consummation

On the Effective Date, the Plan will be deemed substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

10.	Amendments

The Plan may be amended, modified, or supplemented by the Plan Proponents or the Liquidation Manager in the manner provided in section 1127 of the Bankruptcy Code or as otherwise permitted under applicable law without additional disclosure pursuant to section 1125 of the Bankruptcy Code. In addition, after the Confirmation Date, so long as such action does not materially adversely affect the treatment of Holders of Claims or Interests under the Plan, the Debtor or the Liquidation Manager may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan.

11.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or an applicable order of the Bankruptcy Court, all injunctions or stays provided for in the Chapter 11 Case pursuant to sections 105 or 362 of the Bankruptcy Code will remain in full force and effect until the Effective Date.

12.	Section 1145 Exemption

Pursuant to section 1145(a) of the Bankruptcy Code, neither section 5 of the Securities Act of 1933 nor any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, will apply with respect to any security being offered, sold, or transferred under the Plan, including without limitation all shares of the FCMC Stock that are transferred to Holders of Allowed Interests.

13.	Section 1146 Exemption

Pursuant to section 1146(a) of the Bankruptcy Code, the assignment or surrender of any lease or sublease, or the delivery of any deed, the consummation of the transactions embedded in the Plan (including but not limited to the transfer of the FCMC Stock to Holders of Allowed Interests), or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale or assignments executed in connection with any disposition of the Assets contemplated by the Plan (including real and personal property) will not be subject to any stamp, real estate transfer, mortgage recording sales, use or similar tax. Pursuant to section 1146(a) of the Bankruptcy Code, the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment.

14.	Compliance with Tax Requirements

In connection with the Plan, to the extent required by law, the Debtor, the Liquidation Manager or any agent thereof making Distributions will deduct any federal, state or local withholding taxes from the Distributions and will remit such taxes to the appropriate Governmental Unit on a timely basis. All Holders of Allowed Claims will be required to provide any information reasonably requested in writing to effect the withholding of such taxes, and the Debtor, the Liquidation Manager or any agent thereof may withhold any Distribution absent the provision of such information or further order of the Bankruptcy Court. The Debtor, the Liquidation Manager and or any agent thereof will reasonably cooperate with Claim Holders in demonstrating an exemption from any applicable withholding taxes. If the Holder of an Allowed Claim fails to provide the information necessary to comply with any withholding requirement of any Governmental Unit within sixty (60) days after the date of the first written notification by the Debtor, the Liquidation Manager or any agent thereof to the Holder of the Claim of the need for such information, then such Holder’s Distribution will be treated as an unclaimed Distribution in accordance with section 7.6 of the Plan.

F.	Effects of Confirmation

1.	Binding Effect

On and after the Confirmation Date, and subject to the occurrence of the Effective Date, the provisions of the Plan will bind any Holder of a Claim, Option or Interest and their respective successors and assigns, whether or not the Claim, Option or Interest of such Holder is Impaired under the Plan, whether or not such Holder has voted to accept the Plan, and whether or not such Holder will receive a Distribution.

2.	Assets Re-Vest in the Debtor

On the Effective Date, pursuant to section 1141(b) of the Bankruptcy Code, all of the property of the Estate will re-vest in the Debtor. On and after the Effective Date, the liens in favor of The Huntington National Bank, as administrative agent for the benefit of itself as a lender and for the other Legacy Lenders will continue in full force and effect on Pledged Assets of the Debtor in connection with the Legacy Debt only. On and after the Effective Date, the Debtor, subject to the management of the Liquidation Manager, may operate free of any restrictions imposed by the Bankruptcy Code and, in all respects, as if there were no pending case under any chapter or provision of the Bankruptcy Code, except as provided in the Plan.

3.	Preservation of Causes of Action; Standing of the Liquidation Manager

Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Liquidation Manager will retain and may exclusively enforce any Claims, rights and Causes of Action, including all Causes of Action under chapter 5 of the Bankruptcy Code, that the Debtor or the Estate may hold against any Person or Entity. The Liquidation Manager may pursue such retained claims, rights or Causes of Action, as appropriate, in accordance with the best interests of Creditors. A list of retained claims, rights and Causes of Action that the Liquidation Manager will retain and may exclusively enforce is annexed to the Plan as Exhibit 3.

G.	Releases, Exculpation and Injunction Against Interference with the Plan

1.	Limited Releases and Exculpation

AS OF THE EFFECTIVE DATE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NONE OF THE RELEASEES WILL HAVE OR INCUR LIABILITY FOR, AND ARE RELEASED UNDER THE PLAN FROM ANY OBLIGATION OR CLAIM TO ONE ANOTHER, TO ANY HOLDER OF A CLAIM OR INTEREST, OR ANY OTHER PARTY IN INTEREST, OR PERSON OR ENTITY, FOR ANY ACT OR OMISSION THAT OCCURRED ON OR BETWEEN THE PETITION DATE AND THE CONFIRMATION DATE IN CONNECTION WITH, RELATING TO, OR ARISING OUT OF THE CHAPTER 11 CASE, THE ADMINISTRATION OF THE DEBTOR’S ESTATE, THE FORMATION, NEGOTIATION AND/OR PURSUIT OF CONFIRMATION OF THE PLAN, ANY CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT CREATED IN CONNECTION WITH THE PLAN, OR THE CONSUMMATION OF THE PLAN, EXCEPT FOR GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD, AND EACH RELEASEE WILL IN ALL RESPECTS BE ENTITLED TO REASONABLY RELY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES (IF ANY UNDER THE PLAN); PROVIDED, HOWEVER, THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE RELEASE SET FORTH ABOVE DOES NOT RELEASE ANY POST-EFFECTIVE DATE OBLIGATIONS OF ANY PERSON OR ENTITY UNDER THE PLAN OR ANY DOCUMENT, INSTRUMENT OR AGREEMENT EXECUTED TO IMPLEMENT THE PLAN, AND THE FOREGOING RELEASE DOES NOT RELEASE THE PERSONAL LIABILITY OF ANY OF THE RELEASEES FOR ANY STATUTORY VIOLATION OF APPLICABLE TAX LAW OR BAR ANY RIGHT OF ACTION ASSERTED BY A GOVERNMENTAL TAXING AUTHORITY AGAINST THE AFOREMENTIONED RELEASEES FOR ANY STATUTORY VIOLATION OF APPLICABLE TAX LAWS. EXPECT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN, UPON THE EFFECTIVE DATE, THE RELEASEES ARE EACH GRANTED THE PROTECTIONS AND BENEFITS OF SECTION 1125(E) OF THE BANKRUPTCY CODE; PROVIDED, FURTHER, HOWEVER, THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE RELEASE SET FORTH ABOVE DOES NOT CONSTITUTE A RELEASE BY HOLDERS OF ALLOWED CLAIMS, ALLOWED INTERESTS AND OPTIONS OF ANY CLAIMS THAT THEY MAY HAVE AGAINST PERSONS AND ENTITIES AS CO-OBLIGORS ON THE DEBTOR’S DEBTS.

2.	Rights Limited by the Plan; Injunction.

AS OF THE EFFECTIVE DATE, EXCEPT AS EXPRESSLY PROVIDED IN THE PLAN, ALL PERSONS AND ENTITIES WHO HAVE HELD, HOLD OR MAY HOLD CLAIMS, INTERESTS, CAUSES OF ACTION OR LIABILITIES THAT: (1) HAVE BEEN RELEASED PURSUANT TO SECTIONS 3.3 AND 10.1 OF THE PLAN OR PURSUANT TO AN ORDER OF THE BANKRUPTCY COURT; OR (2) ARE SUBJECT TO EXCULPATION PURSUANT TO SECTION 10.1 OF THE PLAN (BUT ONLY TO THE EXTENT OF THE EXCULPATION PROVIDED IN SECTION 10.1 OF THE PLAN) ARE PERMANENTLY ENJOINED AND PRECLUDED, FROM AND AFTER THE EFFECTIVE DATE, FROM (A) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND AGAINST ANY PERSON OR ENTITY SO RELEASED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY PERSON OR ENTITY SO RELEASED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION OR LIABILITIES; (B) ENFORCING, ATTACHING, COLLECTING OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST ANY PERSON OR ENTITY SO RELEASED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY PERSON OR ENTITY SO RELEASED OR EXCULPATED) ON ACCOUNT OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION OR LIABILITIES; (C) CREATING, PERFECTING OR ENFORCING ANY LIEN, CLAIM OR ENCUMBRANCE OF ANY PERSON OR ENTITY SO RELEASED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY PERSON OR ENTITY SO RELEASED OR EXCULPATED) ON ACCOUNT OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION OR LIABILITIES; (D) ASSERTING ANY RIGHT OF SETOFF, SUBROGATION OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM ANY PERSON OR ENTITY SO RELEASED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY PERSON OR ENTITY SO RELEASED OR EXCULPATED) ON ACCOUNT OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION OR LIABILITIES UNLESS SUCH A HOLDER HAS FILED A MOTION REQUESTING THE RIGHT TO PERFORM SUCH SETOFF ON OR BEFORE THE CONFIRMATION DATE, AND NOTWITHSTANDING ANY INDICATION IN A PROOF OF CLAIM OR INTEREST OR OTHERWISE THAT SUCH HOLDER ASSERTS, HAS OR INTENDS TO PRESERVE ANY RIGHT OF SETOFF PURSUANT TO SECTION 553 OF THE BANKRUPTCY CODE OR OTHERWISE; AND (E) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND AGAINST ANY PERSON OR ENTITY SO RELEASED OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY PERSON OR ENTITY SO RELEASED OR EXCULPATED) ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH RELEASED OR EXCULPATED CLAIMS, INTERESTS, CAUSES OF ACTION OR LIABILITIES RELEASED OR SETTLED PURSUANT TO THE PLAN; PROVIDED, HOWEVER, THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE INJUNCTION SET FORTH ABOVE DOES NOT ENJOIN THE PROSECUTION OF ANY CLAIMS THAT HOLDERS OF ALLOWED CLAIMS MAY HAVE AGAINST PERSONS AND ENTITIES AS CO-OBLIGORS ON THE DEBTOR’S DEBTS.

H.	Retention of Jurisdiction

1.	General Scope of Jurisdiction

Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Plan, the Confirmation Order, the Liquidation Management Agreement and the Chapter 11 Case to the fullest extent permitted by law, including without limitation such jurisdiction as is necessary to ensure that the purposes and intent of the Plan are carried out.

2.	Claims and Causes of Action

The Bankruptcy Court will retain jurisdiction (a) to classify, resolve objections to, determine the allowance or disallowance, or estimate pursuant to section 502(c) of the Bankruptcy Code all Claims against, and Interests in, the Debtor and (b) to adjudicate and enforce all Causes of Action asserted by the Debtor or the Liquidation Manager.

3.	Specific Jurisdiction

Without in any way limiting the scope of the Bankruptcy Court’s retention of jurisdiction over the Chapter 11 Case as otherwise set forth herein, the Bankruptcy Court will retain jurisdiction for the following specific purposes:

    (a)           to hear and determine any applications or motions pending on the Effective Date for the rejection, assumption or assumption and assignment of any executory contract or unexpired lease and to hear and determine, and, if need be, the allowance or disallowance of Claims resulting therefrom;

    (b)           to hear and determine any motion, adversary proceeding, application, contested matter, and other litigated matter arising in or related to the Chapter 11 Case pending on or commenced after the Confirmation Date;

    (c)           to ensure that Distributions to Holders of Allowed Claims are accomplished as provided herein;

    (d)           to hear and determine objections to Claims, including ruling on any and all motions to estimate Claims that are Filed pursuant to section 7.3 of the Plan;

    (e)           to allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Interests;

    (f)           to enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

    (g)           to enter and enforce any order for the sale of Assets pursuant to sections 363, 1123 or 1146(a) of the Bankruptcy Code;

    (h)           to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with the consummation, implementation or enforcement of the Plan, the Confirmation Order or any other order of the Bankruptcy Court;

    (i)           to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

    (j)           to hear and determine any and all applications for allowances and payment of Professional Fees and the reasonableness of any Professional Fees authorized to be paid or reimbursed under the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

    (k)           to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, the Liquidation Manager Agreement, the Confirmation Order, any transactions or payments contemplated hereby, or any agreement, instrument, or other document governing or relating to any of the foregoing;

    (l)           to take any action and issue such orders as may be necessary to construe, enforce, implement, execute and consummate the Plan or maintain the integrity of the Plan following consummation of the Plan;

    (m)           to hear and determine other matters and for such other purposes as may be provided in the Confirmation Order;

    (n)           to hear and determine all matters concerning state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code Filed, or to be Filed, with respect to tax returns for any and all applicable periods);

    (o)           to issue such orders in aid of execution of the Plan as may be authorized by section 1142 of the Bankruptcy Code;

    (p)           to adjudicate all claims or controversies to a security or ownership interest in the Assets or in any proceeds thereof;

    (q)           to resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article X of the Plan and to enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

    (r)           to consider and act on the compromise and settlement of any Claim against or Cause of Action by or against the Debtor arising under or in connection with the Plan;

    (s)           to determine such other matters or proceedings as may be provided for under the Bankruptcy Code, the Bankruptcy Rules, other applicable law, the Plan or in any order or orders of the Bankruptcy Court, including but not limited to the Confirmation Order or any order which may arise in connection with the Plan or the Confirmation Order;

    (t)           to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code;

    (u)           to recover all Assets, wherever located; and

    (v)           to enter a Final Decree closing the Chapter 11 Case.

4.	Failure of Bankruptcy Court to Exercise Jurisdiction

If the Bankruptcy Court abstains from exercising, declines to exercise, or is otherwise without jurisdiction over any matter arising out of the Chapter 11 Case, including the matters set forth in Article XI of the Plan, Article XI of the Plan will not control, prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

ARTICLE VII
CONFIRMATION PROCEDURES

A.	Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan. On or about the Petition Date, the Debtor will promptly seek an order of the Bankruptcy Court scheduling the Confirmation Hearing to consider (1) the adequacy of the information contained in this Disclosure Statement, (2) the adequacy of the Solicitation, and (3) confirmation of the Plan. Notice of the Confirmation Hearing will be provided in the manner prescribed by the Bankruptcy Court.

B.	Statutory Requirements for Confirmation of the Plan

At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of section 1129 of the Bankruptcy Code have been satisfied. If so, the Bankruptcy Court will enter the Confirmation Order. The Plan Proponents believe the Plan satisfies the applicable requirements, as follows:

●	The Plan complies with the provisions of the Bankruptcy Code.

●	The Debtor and FCMC, as Plan Proponents, will have complied with the applicable provisions of the Bankruptcy Code.

●	The Plan has been proposed in good faith and not by any means forbidden by law.

●
Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been disclosed to the Bankruptcy Court, and any such payment (a) made before confirmation of the Plan is reasonable; or (b) subject to the approval of the of the Bankruptcy Court as reasonable if it is to be fixed after the confirmation of the Plan.

●
Either each Holder of an Impaired Claim, Interest or Option has accepted the Plan, or will receive or retain under the Plan on account of that Claim, Interest or Option, property of a value, as of the Effective Date of the Plan, that is not less than the amount that the Holder would receive or retain if the Debtor was liquidated under chapter 7 of the Bankruptcy Code.

●
Each Class of Claims that is entitled to vote on the Plan has either accepted the Plan or is not Impaired under the Plan, or the Plan can be confirmed without the approval of each voting Class pursuant to section 1129(b) of the Bankruptcy Code.

●
Except to the extent that the Holder of a particular Claim will agree to a different treatment of its Claim, the Plan provides that Administrative Claims, Priority Tax Claims, and Non-Tax Priority Claims will be paid in full in Cash on the Effective Date, or as soon thereafter as practicable, or as otherwise permitted under the Bankruptcy Code.

●	At least one Class of Impaired Claims will accept the Plan, determined without including any acceptance of the Plan by any insider holding a Claim of that Class.

●
Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtor or any successor to the Debtor under the Plan, except as such liquidation or reorganization is proposed under the Plan.

●	All fees of the type described in 28 U.S.C. § 1930, including the fees of the United States Trustee, will be paid as of the Effective Date.

The Plan Proponents believe that: (a) the Plan satisfies or will satisfy all of the statutory requirements of Chapter 11; (b) the Plan Proponents have complied or will have complied with all of the requirements of Chapter 11; and (c) the Plan has been proposed in good faith.

1.	Best Interests of Creditor Test

Before the Plan may be confirmed, the Bankruptcy Court must find (with certain exceptions) that the Plan provides, with respect to each Class, that each Holder of a Claim in such Class either (a) has accepted the Plan or (b) will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such Holder would receive or retain if the Debtor was liquidated under chapter 7 of the Bankruptcy Code. In other words, if an Impaired Class does not unanimously accept the Plan, then the Bankruptcy Court must determine that it is in the “best interests” of each Holder of an Allowed Claim or Interest that did not vote to accept the Plan.

In chapter 7 liquidation cases, unsecured creditors and equity security holders of a debtor are paid from available assets generally in the following order, with no lower class receiving any payments until all amounts due to senior classes have been paid in full or payment has been provided for:

●	Secured creditors (to the extent of the value of their collateral).

●	Priority creditors.

●	Unsecured creditors.

●	Debt expressly subordinated by its terms or by an order of the Bankruptcy Court.

●	Equity security holders.

The Debtor has proposed a liquidating plan. In any event, whether by the Debtor or a chapter 7 trustee, as the case may be, the Assets will be liquidated. Accordingly, there is no reorganization value to be calculated, or distribution scenarios related thereto. In addition, the activities of the Liquidation Manager after the Effective Date of the Plan are the very same ones that would be pursued by a chapter 7 trustee. However, unlike a chapter 7 trustee who may seek to charge statutory fees of up to 3% of the disbursements, the Liquidation Manager will be compensated at a fixed annual rate or as set forth pursuant to the attached agreement. It is also possible that a distribution of the proceeds of the liquidation of the Assets could be delayed for a period of time in order for a chapter 7 trustee and his professionals to become knowledgeable about the Chapter 11 Case and the Claims against the Debtor.

After careful review of the estimated recoveries of a chapter 11 liquidation scenario and a chapter 7 liquidation scenario, the Debtor has concluded that recoveries to Creditors and Interest Holders will be maximized by the transactions contemplated under the Plan, completing the liquidation of the Assets under Chapter 11 in accordance with the priority scheme set forth in the Bankruptcy Code and making distributions and payments pursuant to the Plan. The Debtor believes that the Estate has value that would not be fully realized by Creditors and Interest Holders in a chapter 7 liquidation primarily because (i) additional administrative expenses would be incurred in a chapter 7 liquidation in accordance with the priority scheme set forth in the Bankruptcy Code, specifically those of a chapter 7 trustee charging statutory fees of up to 3% of disbursements and the cost of the chapter 7 trustee’s professionals, all of whom would need to spend many hours reviewing, understanding and duplicating the lengthy investigation of the facts and circumstances of the Chapter 11 Case and the Claims against the Debtor already undertaken by the Debtor and its professionals; and (ii) the value of any distributions in a chapter 7 case would be less than the value of distributions under the Plan because such distributions in a chapter 7 case may not occur for a longer period of time, thereby reducing the present value of such distributions.

The Plan offers the advantage to Creditor and Interest Holders that they will likely receive an earlier or greater distribution of property under the Plan than they would receive in a chapter 7 liquidation case. The Plan contemplates the appointment of a Liquidation Manger who will proceed with the administration of the Assets without the additional time and expense that would be imposed by conversion of the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code. A conversion to a case under chapter 7 of the Bankruptcy Code at this point would only serve to delay the orderly process already in place and lower or delay the amount of Distributions to Holders of Allowed Claims and Holders of Allowed Interests.

Thus, the Plan Proponents believe the Plan meets the requirements of section 1129(a)(7) of the Bankruptcy Code because under the Plan all Holders of Impaired Claims or Interests will receive Distributions, if any, that have a value that is not less than the value of the distribution, if any, that each such Holder would receive if the Debtor was liquidated under chapter 7 of the Bankruptcy Code.

2.	Plan Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or any successor to the Debtor under the Bankruptcy Code, unless such liquidation or reorganization is proposed in the Plan. The Plan proposed by the Debtor provides for a Distribution to Creditors and Interest Holders of the Assets or their value in accordance with the priority scheme of the Bankruptcy Code and the terms of the Plan. The Debtor will not be conducting any business operations after the Effective Date of the Plan and the ability to make Distributions according to the terms of the Plan does not depend on future earnings or operations of the Debtor.

The Cash expected to be on hand in the Estate on the Effective Date will be sufficient to make all payments due under the Plan on and after the Effective Date, including without limitation the Distributions to the Holders of Allowed Administrative Claims and Holders of Allowed Priority Claims.

3.	1129(b) of the Bankruptcy Code: Unfair Discrimination and the “Fair and Equitable Test”

Section 1129(b) of the Bankruptcy Code allows the Bankruptcy Court to confirm the Plan, even if all Impaired Classes have not accepted it, provided, that the Plan has been accepted by at least one Impaired Class.

Section 1129(b) of the Bankruptcy Code provides that, notwithstanding an Impaired Class’s failure to accept a plan, the plan shall be confirmed, at the plan proponent’s request, in a procedure commonly known as “cram down” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each Class of Claims or Interests that is Impaired under, and has not accepted, the Plan.

    (a)           No Unfair Discrimination

The “unfair discrimination” test applies to two or more Impaired Classes of Claims or Interests that are of equal priority and are receiving disparate treatment under the Plan. The test does not require that the treatment of such Classes be the same or equivalent, but only that the treatment be “fair.” The Plan does not classify separately Claims against, or Interests in, the Debtor, into two or more Impaired Classes of equal priority. Since all Impaired Claims, Interests or Options of equal rank are classified in the same Class and are treated equally, there is no basis for any Holder of an Impaired Claim, Interest or Option to assert that the Plan unfairly discriminates. Simply put, the Plan satisfies the “unfair discrimination test” because the Plan does not discriminate at all, therefore, it cannot do so unfairly.

    (b)           Fair and Equitable Test

The Bankruptcy Code provides a non-exclusive definition of the phrase “fair and equitable.” The Bankruptcy Code establishes a “fair and equitable” test for dissenting classes of secured creditors, unsecured creditors and equity security holders. As to each dissenting class, the test prescribes different standards depending on the types of claims or equity security interests in such class.

Secured Creditors. With respect to each class of secured creditors that rejects the plan, the plan must provide (a)(i) that each holder (the “Secured Creditor”) of a claim in the rejecting class retain the liens securing those claims, whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such secured claim and (ii) that the Secured Creditor receives on account of its secured claim deferred cash payments having a value, as of the effective date of the plan, of at least the value of the allowed amount of such secured claim; (b) for the sale of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of such liens, with such liens to attach to the proceeds of the sale, and the treatment of such liens on proceeds under clause (a) or (c) of this subparagraph; or (c) for the realization by the Secured Creditor of the “indubitable equivalent” of its secured claim.

Unsecured Creditors. With respect to each impaired class of unsecured claims that rejects the plan, the plan must provide (a) that each holder of a claim in the rejecting class will receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (b) that no holder of a claim or interest that is junior to the claims of such rejecting class will receive or retain under the plan any property on account of such junior claim or interest.

Equity Security Holders. With respect to each impaired class of interests that rejects the plan, the plan must provide (a) that each holder of an equity security interest included in the rejecting class receive or retain on account of that equity security interest property that has a value, as of the effective date of the plan, equal to the greater of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such equity interest; or (b) that no holder of an equity security interest that is junior to such equity security interests will receive or retain under the plan any property on account of such junior interest.

Notwithstanding the distribution under the Plan to the Holders of Allowed Interests in Class 5, the Holders of Allowed Interests are deemed to reject the Plan because the Debtor has not formally solicited their votes on the Plan. The Holders of Options in Class 6 will not receive or retain any property under the Plan on account of their respective Options in Class 6. Accordingly, under section 1126(g) of the Bankruptcy Code, Class 6 is presumed to have rejected the Plan. The Plan Proponents (a) intend to request Confirmation of the Plan under section 1129(b) of the Bankruptcy Code notwithstanding the deemed rejection of Classes 5 and 6, and (b) reserve the right to seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code notwithstanding the rejection of the Plan by any Class of Claims.

The Plan Proponents believe that the Plan may be confirmed pursuant to the above-described “cram down” provisions, over the dissent of the Holders of Allowed Interests in Class 5 and the Holders of Options in Class 6, in view of the treatment proposed for such Classes. The Plan Proponents believe the treatment provided under the Plan for Holders of Allowed Interests in Class 5 will satisfy the “fair and equitable” test because such Holders are receiving the value of their Interests and no holder of an equity security interest that is junior to the Allowed Interests will receive or retain under the Plan any property on account of such junior interest.

The Debtor believes that the treatment provided under the Plan for Holders of Options in Class 6 will satisfy the “fair and equitable” test because, although no Distribution will be made in respect of Options in such Class and, as a result, such Class will be deemed to have rejected the Plan, no Holders junior to such non-accepting Class will receive or retain any property under the Plan. Additionally, as noted above, the Plan Proponents do not believe that the Plan unfairly discriminates against any dissenting Class because all Claims, Interests and Options of equal rank are classified in the same Class and are treated equally.

ARTICLE VIII
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

NO RULING WILL BE SOUGHT FROM THE INTERNAL REVENUE SERVICE (“IRS”), AND NO OPINION OF COUNSEL HAS BEEN OR WILL BE SOUGHT, WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN. THE DISCUSSION SET FORTH BELOW IS FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE OR A TAX OPINION CONCERNING THE MATTERS DESCRIBED. THIS DESCRIPTION DOES NOT COVER ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTOR OR HOLDERS OF CLAIMS OR INTERESTS, AND EACH SUCH HOLDER IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

A.	IRS Circular 230 Disclosure

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, THE DEBTOR INFORMS YOU THAT (A) ANY UNITED STATES FEDERAL TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR DISCLOSURES) WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY PERSON OR ENTITY FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) ANY TAXPAYER TO WHOM THE TRANSACTIONS OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

B.	Federal Income Tax Consequences to the Debtor

When debt is cancelled, a debtor may realize cancellation of debt income (“COD”). COD is the amount by which the discharged indebtedness (reduced by any unamortized discount) exceeds any consideration given in exchange therefor, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD (such as where the payment of the canceled debt would have given rise to a tax deduction). A debtor will not, however, be required to include any COD in its gross income if the debtor is under the jurisdiction of a court in a Title 11 bankruptcy proceeding and the discharge of debt occurs pursuant to such proceeding. Instead, the Tax Code provides that a debtor in a bankruptcy proceeding must, subject to certain limitations, reduce its tax attributes (including, but not limited to, net operating loss (“NOL”) carryforwards, current year NOLs, tax credits, and tax basis in assets) by the amount of the COD. To the extent the amount of COD exceeds the tax attributes available for reduction, any remaining COD is discharged with no further tax cost to the debtor.

In the context of a consolidated group of corporations, current law generally provides for a complex ordering formula in determining how the tax attributes of one member can be reduced by the COD of another member. Any reduction in tax attributes does not occur until after the determination of tax liability for the taxable year or, in the case of asset basis reduction, the first day of the taxable year following the taxable year in which the debt is discharged. The Debtor and the other entities that are members of its consolidated tax group may be entitled to elect to reduce the basis of depreciable property prior to any reduction in its NOLs or other tax attributes if such an election is advantageous.

To the extent that recourse debt is satisfied with the underlying collateral property, generally the debtor recognizes gain from the disposition of property based on an amount realized equal to the fair market value of such property over the debtor’s basis in such property, with any balance of the debt in excess of the fair market value of the property (less any other consideration paid to discharge such debt) treated as COD. By contrast, to the extent that nonrecourse debt is satisfied with the underlying collateral property, generally the debtor recognizes gain from the disposition of property based on an amount realized equal to the nonrecourse debt balance over the debtor’s tax basis in such property, as opposed to COD.

C.	Federal Income Tax Consequences of the Plan to Holders of Claims and Interests

THE FOLLOWING IS NOT INTENDED TO BE A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE PLAN FOR HOLDERS OF CLAIMS AND INTERESTS ARE COMPLEX AND, IN SOME CASES, UNCERTAIN. ACCORDINGLY, EACH HOLDER OF A CLAIM OR AN INTEREST IS STRONGLY URGED TO CONSULT WITH HIS OR HER OWN INDIVIDUAL TAX ADVISOR REGARDING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE PLAN WITH RESPECT TO THAT HOLDER.

A Holder of an Allowed Claim will generally recognize income to the extent that the amount of Cash or property received (or to be received) under the Plan is attributable to interest that accrued on the Claim but was not previously included in income by the Holder of the Allowed Claim. A Holder of an Allowed Claim or Allowed Interest will generally recognize gain or loss equal to the difference between the Holder’s adjusted basis in the Claim or the Interest and the amount realized by the Holder upon consummation of the Plan that is not attributable to accrued but unpaid interest. The amount realized will be equal the sum of Cash and fair market value of other consideration received (or to be received).

The character of any gain or loss that is recognized will depend upon a number of factors, including the status of the Holder, the nature of the Claim or Interest in its hands, whether the Claim was purchased at a discount, whether and to what extent the Creditor has previously claimed a bad debt reduction with respect to the Claim, and the Holder’s holding period of the Claim or Interest. If the Claim or Interest possessed by the Holder is a capital asset, the gain or loss realized will be generally be characterized as a capital gain or loss. Such gain or loss will constitute long-term capital gain or loss if the Holder is a non-corporate taxpayer and held such Claim or Interest for longer than one year or short-term capital gain or loss if the Holder held such Claim or Interest for less than one year.

A Holder of an Allowed Claim or Allowed Interest who receives, in respect of its Claim or Interest, an amount that is less than its tax basis in such Claim or Interest may be entitled to a bad debt deduction.

Holders of Claims or Interests who were not previously required to include any accrued but unpaid interest with respect to their gross income on a Claim or Interest may be treated as receiving taxable interest income to the extent any consideration they receive under the Plan is allocable to such interest. Holders previously required to include in their gross income any accrued but unpaid interest on a Claim may be entitled to recognize a deductible loss to the extent such interest is not satisfied under the Plan.

Whether a Holder of Claims or Interests will recognize a loss, a deduction for worthless securities or any other tax treatment will depend upon facts and circumstances that are specific to the nature of the Holder and its Claims or Interests. Accordingly, Holders of Claims and Interests should consult their own tax advisors.

The Debtor or the Liquidation Manager, as applicable, will withhold Distributions provided under the Plan and required by law to be withheld and will comply with all applicable reporting requirements of the Tax Code. Under the Tax Code, interest, dividends and other “reportable payments” may under certain circumstances be subject to “backup withholding.” Backup withholding generally applies if the holder (i) fails to furnish his social security number or other taxpayer identification number (“TIN”), (ii) furnishes an incorrect TIN, (iii) fails to report interest or dividends, or (iv) under certain circumstances fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is his correct TIN and the holder is not subject to backup withholding. Your Ballot contains a place to indicate your TIN.

If any party fails to provide the Debtor or the Liquidation Manager with a requested TIN within sixty (60) days of the date of mailing of such request, such failure will (i) be deemed a waiver of such party’s right to Distributions under the Plan, (ii) result in such party’s remaining unpaid Claim being disallowed and released, and (iii) result in such party being forever barred from asserting any such Claim against the Debtor, the Estate, the Liquidation Manager and each of their respective professionals, representatives, agents and employees.

ARTICLE IX
CERTAIN PLAN RELATED RISK FACTORS AND OTHER CONSIDERATIONS

PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, ALL HOLDERS OF IMPAIRED CLAIMS SHOULD READ AND CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, AS WELL AS OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT

A.	General

The following provides a summary of various important considerations and risk factors associated with the Plan. However, it is not exhaustive. In considering whether to vote for or against the Plan, Holders of Claims entitled to vote should read and carefully consider the factors set forth below.

B.	Failure to Receive Requisite Acceptances of the Plan

Classes 3(a), 3(b), and 4 are the only Classes that are entitled to vote to accept or reject the Plan. If none of these Classes accept the Plan, the Debtor will not be able to seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code, because at least one Impaired Class will not have voted in favor of the Plan as required by section 1129(a)(10) of the Bankruptcy Code. If the Plan does not receive the required support from a single voting Class of Impaired Creditors, the Debtor may elect not to File the Chapter 11 Case or amend the Plan.

C.	Failure to Confirm the Plan

Even if the Impaired Classes of Claims accept or could be deemed to have accepted the Plan, the Plan may not be confirmed by the Bankruptcy Court, which, as a court of equity may exercise substantial discretion, may decide not to confirm the Plan. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of the Plan and requires, among other things, (a) that confirmation of the Plan not be followed by liquidation or a need for further financial reorganization, unless the Plan provides for such liquidation or a need for further financial reorganization, (b) that the value of distributions to dissenting Holders not be less than the value of distributions to such Holders if the Debtor was liquidated under chapter 7 of the Bankruptcy Code and (c) the Plan and the Plan Proponents otherwise comply with the applicable provisions of the Bankruptcy Code. Although the Plan Proponents believe that the Plan will meet all applicable tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

D.	Delays of Confirmation or the Effective Date

Any delays of either Confirmation or the Effective Date of the Plan could result in, among other things, increased administrative costs, including Professional Fee Claims. These negative effects of delay of either Confirmation or the Effective Date could endanger the ability of the Debtor to consummate the Plan and emerge from bankruptcy protection.

E.	Risks of Successfully Creating Value for Holders of Allowed General Unsecured Claims

The potential to have more than a nominal Distribution to Holders of Allowed General Unsecured Claims, if any Distribution at all, is dependent largely on the success of the Debtor and the Liquidation Manager, as applicable, in controlling the Liquidation Costs. The Debtor cannot state with any certainty the likely outcome of the Debtor’s and the Liquidation Manager’s efforts to create value for Holders of Allowed General Unsecured Claims.

F.	Claim Estimates

There can be no assurances that the estimated Claim amounts set forth in this Disclosure Statement are correct. The actual Allowed amount of the Claims may differ substantially from the estimates. The estimated Allowed amounts are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should one or more of the underlying assumptions prove incorrect, the actual Allowed amount of the Claims may significantly vary from those estimated herein.

Indeed, if the assumption that the Internal Revenue Service will not have an Allowed Priority Claim in excess of the FCMC Sale Payment (less the costs of the Liquidation Manager and the wind-down of the Debtor and the Estate) proves to be incorrect, the actual Allowed amount of the Priority Claims could increase exponentially and the Distributions to Holders of Allowed General Unsecured Claims would be dramatically diluted. Feasibility of the Plan could also be dramatically affected or impaired. There is no guarantee that the Debtor or the Liquidation Manager will be successful in fixing limiting, reducing, disallowing and/or expunging any Proof of Claim asserted by, or on behalf of, the Internal Revenue Service. Any funds expended by the Debtor and/or the Liquidation Manager in prosecuting the disallowance and expungement of any Proof of Claim filed by, or on behalf of, the Internal Revenue Service will dilute Distributions to Holders of Allowed Claims regardless of whether such a Proof of Claim is disallowed and expunged.

G.	Forward Looking Statements in this Disclosure Statement May Prove to be Inaccurate

Many of the statements included in this Disclosure Statement contain forward-looking statements and information relating to the Debtor. These forward-looking statements are generally identified by the use of terminology such as “may,” “will,” “could,” “should,” “potential,” “continue,” “expect,” “intend,” “plan,” “estimate,” “project,” “forecast,” “anticipate,” “believe,” or similar phrases or the negatives of such terms. These statements are based on the beliefs of management as well as assumptions made using information currently available to management. Such statements are subject to risks, uncertainties and assumptions, as well as other matters not yet known or not currently considered material by management. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. Forward-looking statements do not guarantee future performance. You should recognize these statements for what they are and not rely on them as facts. The Plan Proponents do not undertake any obligation to update or revise any of these forward-looking statements to reflect new events or circumstances after the date of this Disclosure Statement.

ARTICLE X
ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

The Plan Proponents believe that the Plan provides Creditors with the greatest possible recoveries on their Allowed Claims. If the Plan is not confirmed or consummated, the alternatives include, (i) confirmation of an alternative liquidating plan submitted by the Debtor or another party in interest, (ii) liquidation of the Debtor under chapter 7 of the Bankruptcy Code, or (iii) dismissal of the Chapter 11 Case. As set forth in the analysis in Article VII.B.1, the Plan Proponents believe that the Plan provides a greater recover to Holders of Allowed Claims than would be achieved in a case under chapter 7 of the Bankruptcy Code. Therefore, a case under chapter 7 of the Bankruptcy Code is not a superior alternative to the Plan. The Plan Proponents do not believe that any alternative plan or dismissal of the Chapter 11 Case would provide greater recoveries to Holders of Allowed Claims.

THE PLAN PROPONENTS BELIEVE THAT CONFIRMATION OF THE PLAN IS PREFERABLE TO ANY ALTERNATIVE BECAUSE THE PLAN MAXIMIZES THE AMOUNT OF DISTRIBUTIONS TO ALL HOLDERS OF CLAIMS AND ANY ALTERNATIVE TO CONFIRMATION WILL RESULT IN SUBSTANTIAL DELAYS IN THE DISTRIBUTION OF ANY RECOVERIES. THEREFORE, THE PLAN PROPONENTS RECOMMEND THAT ALL HOLDERS OF IMPAIRED CLAIMS ENTITLED TO VOTE ON THE PLAN VOTE TO ACCEPT THE PLAN.

ARTICLE XI
CONCLUSION AND RECOMMENDATION

The Plan Proponents believe that acceptance of the Plan is in the best interest of Creditors and urges the Holders of Claims entitled to vote to accept the Plan and to evidence such acceptance by returning their ballots so they will be received by the Voting Agent no later than June 1, 2012.

Franklin Credit Holding Corporation

By:	/s/ Paul D. Colasono
Name: Paul D. Colasono
Title: EVP/ CFO

Franklin Credit Management Corporation

By:	/s/ Kevin P. Gildea
Name: Kevin P. Gildea
Title: EVP, Chief Legal Officer